EXHIBIT 10.66

POINTE O’HARE

OFFICE LEASE

Between

ORIX O’HARE II, INC., an Illinois corporation,

Landlord,

and

COLE TAYLOR BANK, an Illinois banking corporation,

Tenant

Dated: March 5, 2003

	26.02	Tenant’s Obligations with Respect to Environmental Matters	56
	26.03	Landlord’s Obligations with Respect to Environmental Matters	57
	26.04	Copies of Notices	57
	26.05	Landlord’s Right to Act	57
	26.06	No Hazardous Materials	57

Article 27	Intentionally Omitted		58

Article 28	Intentionally Omitted		58

Article 29	Title and Covenant Against Liens		58

	29.01	Liens	58
	29.02	Covenant of Quiet Enjoyment	58

Article 30	Miscellaneous		59

	30.01	Successors and Assigns	59
	30.02	Modifications in Writing	59
	30.03	No Option; Irrevocable Offer	59
	30.04	Definition of Tenant	59
	30.05	Definition of Landlord	59
	30.06	Headings	59
	30.07	Time of Essence	60
	30.08	Default Rate of Interest	60
	30.09	Severability	60
	30.10	Entire Agreement	60
	30.11	Force Majeure	60
	30.12	Tenant Financial Statements	60
	30.13	Landlord Default	60
	30.14	Late Payment Charge	61
	30.15	Negotiated Lease	61
	30.16	Risers Usage and Removal of Telecommunication Wires	61
	30.17	Additional Rent	62
	30.18	No Accord or Satisfaction	62
	30.19	Approval and Consent	62
	30.20	Tenant Supplemental Cooling	62
	30.21	Automation System	62
	30.22	Building Amenities	62
	30.23	Building Shuttle	63
	30.24	Emergency Power Generator	63
	30.25	Supplement HVAC	63
	30.26	Right of Way Rights	64
	30.27	Prevailing Party	64
	30.28	Master Declalration	64
	30.29	Landlord’s Generator	64

v

Page No.

Article 43	Counterparts	79

Exhibit A	General Plan for the Development

Exhibit B	Legal Descriptions For Parcels Constituting Development

Exhibit C	Floor Plan of Premises

Exhibit D	Work Letter

Exhibit E	Rules & Regulations

Exhibit F	Declaration of Lease Commencement

Exhibit G	Janitorial Specifications

Exhibit H	Provisions Regarding Scaffolding

Exhibit I	Form of Subordination Non-Disturbance Agreement

Exhibit J	Form of Estoppel Certificate

Exhibit K	List of Environmental Assessments

Exhibit L	Building Amenities

Exhibit M	Location of Tenant Reserved Parking Spaces

Schedule 1	Outline Building Plans

Schedule 2	Excluded Common Area Charges

Schedule 3	Non-Controllable Charges

Schedule 4	Expense Exclusions

Schedule 5	Non-Controllable Expenses

Schedule 6	Fair Market Rental Value

Schedule 7	Existing Tenants Rights

Schedule 8	Calculation of Amortized Costs Related to First Contraction Option

Schedule 9	South Sign Location

Schedule 10	North Sign Location

Schedule 11	Schedule of Tenant Repair Hours

Schedule 12	Base Building Conditions Applicable to Second Expansion Option Space

Schedule 13	Calculation of Amortized Costs Related to Second Contraction Option

Schedule 14	List of Existing Tenants in Building

POINTE O’HARE

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made and entered into as of the 5th day of March, 2003, by and between ORIX O’HARE II, INC., an Illinois corporation (hereinafter referred to as “Landlord”), and COLE TAYLOR BANK, an Illinois banking corporation (hereinafter referred to as “Tenant”).

RECITALS:

A. Landlord is the owner of certain real property upon which Landlord intends to develop, in phases over time, a multi-use development consisting of office buildings, restaurants, a hotel and ancillary amenities and facilities, the general scope of which is shown on Exhibit A attached hereto and which is commonly known as the Pointe O’Hare Development (the “Development”).

B. The land on which the Development will be constructed currently is divided into three parcels, consisting of Parcel One, Parcel Two and Parcel Three (collectively referred to hereinafter as the “Parcels”). The legal descriptions of the Parcels are attached hereto as Exhibit B. Landlord has previously sold Parcel Two to a third party.

C. Landlord has constructed upon Parcel One an office building and related amenities (“Building”) with an address of 9550 West Higgins Road, Rosemont, Illinois, as more particularly set forth in Article 1, below. In the future, Landlord may construct a second office or other building on Parcel One on or about the location identified on Exhibit A, which shall herein be referred to as “Building II.”

D. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, a portion of the Building.

THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE 2

GRANT OF LEASE; PREMISES

2.01 Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises outlined in the floor plan(s) attached hereto as Exhibit C and hereby made a part hereof (hereinafter referred to as the “Premises”) which constitute the fifth (5th), sixth (6th), seventh (7th) and eighth (8th) floors of the Building located on Parcel One, each of which is comprised of 25,629 rentable square feet.

2.02 Building Shell and Core. Landlord has, at its sole cost and expense, completed the Shell and Core (as hereinafter defined) of the Building substantially in accordance with the outline plans and specifications (hereinafter “Outline Building Plans”) prepared by RTKL Associates (“Landlord’s Architect”). The Outline Building Plans are defined on Schedule 1 attached and, as constructed, constitute the Shell and Core of the Building.

ARTICLE 3

TERM; OCCUPANCY

3.01 Term. The term of this Lease (hereinafter referred to as the “Term”) shall, subject to adjustment pursuant to the terms of the Work Letter, commence on September 10, 2003 (hereinafter referred to as the “Commencement Date”) and, subject to the terms hereof, end on August 31, 2014 (hereinafter, as the same may be adjusted pursuant to the terms of the Work Letter, referred to as the “Expiration Date”), unless sooner terminated or extended as provided herein.

3.02 Early Occupancy. If Tenant completes the Tenant Improvements (as defined in the Work Letter) and desires to commence its business operations from all or any part of the Premises prior to the date set forth above as the Commencement Date, all of the terms and conditions of this Lease shall be applicable to such early occupancy period, except for the payment of Rent, which obligations, subject to Tenant’s right to abatement and subject to adjustment pursuant to the terms of the Work Letter, if any, shall commence as of September 10, 2003. The Expiration Date shall not be affected by such early occupancy.

3.03 Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the succeeding twelfth (12th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

3.04 Declaration of Lease Commencement. Landlord and Tenant agree, subsequent to the Commencement Date, to execute a Declaration in the form attached hereto as Exhibit F to confirm the Commencement Date and Expiration Date. Tenant’s failure to execute the Declaration shall not affect the Commencement Date or the Expiration Date, as same are determined by the terms of the Lease.

ARTICLE 4

BASE RENT

4.01 Base Rent. Tenant shall, commencing on the Commencement Date, pay an annual base rent (hereinafter referred to as “Base Rent”) to Landlord for the Premises as follows:

4.02 BASE RENT SCHEDULE

Months	SF	RSF	Annual Base Rent	Monthly Base Rent
0-6	102,516	0	0	0
7-18	102,516	$ 6.25	$ 640,725	$ 53,394
19-30	102,516	$ 6.44	$ 660,203	$ 55,017
31-42	102,516	$ 6.63	$ 679,681	$ 56,640
43-54	102,516	$ 6.83	$ 700,184	$ 58,349
55-66	102,516	$18.11	$1,856,565	$154,714
67-78	102,516	$18.65	$1,911,923	$159,327
79-90	102,516	$19.21	$1,969,332	$164,111
91-102	102,516	$19.79	$2,028,792	$169,066
103-114	102,516	$20.38	$2,089,276	$174,106
115-126	102,516	$20.99	$2,151,811	$179,318
127-132	102,516	$21.62	$2,216,396	$184,700

4.03 Manner of Payment. Base Rent, Rent Adjustments (as hereinafter defined), Rent Adjustment Deposits (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord hereunder (hereinafter collectively referred to as “Rent”) shall be paid in monthly installments in lawful money of the United States to Landlord at the address of Landlord specified in Article 25 of the Lease, or as otherwise designated from time to time by written notice from Landlord to Tenant. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever, except as may be expressly provided herein.

4.04 Abatement of Rent. Landlord agrees, provided no Default (as defined in Section 17.01) exists as of the Commencement Date, to abate monthly Base Rent, and all Rent Adjustments, including without limitation the Tax Adjustment, the Common Area Adjustment and the Expense Adjustment for the six (6) month period immediately subsequent to the Commencement Date. In the event a Default exists as of the Commencement Date or within six (6) months thereafter and Tenant subsequently cures the Default before Landlord terminates the Lease, then monthly Base Rent, and all Rent Adjustments, including without limitation the Tax Adjustment, the Common Area Adjustment and the Expense Adjustment shall abate (a) for the six (6) month period immediately subsequent to the date Tenant cures the Default in the case of a Default as of the Commencement Date or (b) for the balance of the unutilized rental abatement period in the case of a Default which occurs subsequent to the Commencement Date.

ARTICLE 5

RENT ADJUSTMENTS

5.01 Obligation to Pay Rent Adjustments. In addition to paying Base Rent, Tenant shall also pay as additional rent the amounts determined in accordance with this Article (hereinafter referred to as “Rent Adjustments”):

5.02 Definitions. As used in this Lease,

(a) “Adjustment Date” shall mean the first day of the Term and each January 1 thereafter falling within the Term.

(b) “Adjustment Year” shall mean each calendar year during which an Adjustment Date falls.

(c) “Common Areas” shall mean the portions of Parcel One and off-site areas that have at the time in question been designated and improved for common use primarily by or for the benefit of all occupants of Parcel One and shall include but not be limited to roadways, parking structures and related facilities, sidewalks, landscaped areas, loading platforms and truck docks, terraces, trash facilities, ramps and stairs not contained in buildings, directory signs and equipment, information and telephone booths, common service areas, plazas, utility lines, connecting bridges, public transit enclosures that serve Parcel One; and any other facilities available for common use, all as they may from time to time exist at the commencement of the Term hereof or by addition and substitution by Landlord thereafter, on Parcel One and at any adjoining properties that are included under any reciprocal easement agreement, operating agreement or other such agreement now or hereafter in effect, to the extent that the same are available to all the tenants and occupants of space in Parcel One and such adjoining properties. Landlord grants Tenant, its employees, invitees, licensees, and other visitors a nonexclusive license during the period of construction of the Tenant Improvements described on Exhibit D and during the Term, including any extensions thereof, to use the Common Areas in common with others entitled to use the Common Areas, including without limitation, Landlord and other tenants or occupants of Parcel One, and their respective employees and invitees, and other persons authorized by Landlord, subject to the terms and conditions of this Lease, including but not limited to certain rights of the owner of Parcel Two to use of the parking garage constructed on Parcel One (“Garage”) pursuant to that certain Grant of Easements and Parking Agreement for Pointe O’Hare (“Grant of Easements”). Without advance notice to Tenant (except with respect to matters covered by subsections (i), (iii) and (v) of this Section), and without any liability to Tenant in any respect, Landlord may:

(i) subject to the requirements of Article 10, establish and enforce reasonable rules and regulations concerning the maintenance, management, use, and operation of the Common Areas;

(ii) close off any of the Common Areas to any extent required in the opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas, so long as such closure does not deprive Tenant of the substantial benefit and enjoyment of the Premises or materially affect Tenant’s use and enjoyment of the Premises or Tenant’s parking rights;

(iii) subject to the terms of Section 11.01(k) of this Lease, temporarily close any of the Common Areas for maintenance, alteration, or improvement purposes so long as Tenant has reasonable access to the Premises and the parking areas at all times;

(iv) select, appoint, or contract with any person for the purpose of operating and maintaining the Common Areas, subject to such terms and at such rates as Landlord deems reasonable and proper;

(v) subject to the terms of Section 11.01(k) of this Lease, change the size, use, shape, or nature of any Common Areas, so long as such change does not deprive Tenant of the substantial benefit and enjoyment of the Premises or materially affect Tenant’s use and enjoyment of the Premises and Tenant’s parking rights. So long as Landlord complies with the terms of Section 11.01(k) of this Lease and Tenant is not thus deprived of the substantial benefit and enjoyment of the Premises and Tenant’s use and enjoyment of the Premises and Tenant’s parking rights are not materially affected, Landlord may change the arrangement or location of, or both, or regulate or eliminate the use of any concourse, parking structure, or any elevators, stairs, toilets, roadways, plazas, landscaping or other public conveniences in the Development, without incurring any liability to Tenant or entitling Tenant to abatement of rent, and such action will not constitute an actual or constructive eviction of Tenant;

(vi) subject to the requirements of Article 38 of this Lease, erect one or more additional buildings or expand buildings or the parking structure on the Common Areas, expand the Building or other structures to cover a portion of the Common Areas, convert Common Areas to a portion of the Building or other structures, or convert any portion of the Building or other structures to Common Areas, so long as any such change does not deprive Tenant of the substantial benefit and enjoyment of the Premises or materially affect Tenant’s use and enjoyment of the Premises and Tenant’s parking rights. If any changes in the size or use of the Building are made, Landlord will make an appropriate adjustment in the rentable area (as defined below in Section 4.02) of the Building and in Tenant’s Proportionate Share of Expenses and Common Area Charges payable pursuant to Article 4 of this Lease, provided, however, in no event shall Tenant’s Proportionate Share increase solely as a result of Landlord’s change in the size or use of the Building; and

(vii) Notwithstanding anything herein which may be to the contrary, Tenant acknowledges Landlord shall have the right to close portions of the parking garage in conjunction with construction related to expansion thereof, provided Landlord maintains, for Tenant’s benefit, the parking ratio Landlord has agreed to provide Tenant pursuant to the terms of Article 38 hereof and provided further that Tenant’s access to and from the Garage is not materially affected by such construction.

(d) “Common Area Charges” shall mean the amounts paid by Landlord in connection with the operation, maintenance and repair of the Common Areas, including Parcel One’s share of all such payments made in connection with Parcel One or any adjoining properties that are operated, maintained and repaired in whole or in part in connection with Parcel One or the Development under that certain Master Declaration of Covenants, Conditions, Restrictions and Easements for Pointe O’Hare (the “Master Declaration”) dated February 1, 2002, as may be amended from time to time, or any other reciprocal easement agreement, operating agreement or other such agreement providing for the joint or shared operation of portions of the Development and adjoining property. Common Area Charges shall include, but not be limited to, all costs and expenses incurred for: restriping, resurfacing, and sealing parking and roadway areas, painting, cleaning, maintenance of structural elements, snow and ice removal and for the operation, maintenance and repair of parking areas and the Garage and related facilities; operation, maintenance and repair of sidewalks, roadways, service corridors, pedestrian bridges, mass transit enclosures, trash removal; operation, maintenance, repair and replacement of all lighting, electrical, plumbing, drainage, storm water detention, mechanical and utility systems and the entrance area; planting, replanting and replacing decorations, flowers and landscaping; maintaining and repairing signage, security systems and fire protection systems, including sprinkler systems; maintenance and repair of roofs, walls and structural parts of buildings; water, power and sewerage charges; premiums for all insurance Landlord carries in connection with the Common Areas pursuant to Section 21.03 and such other reasonable insurance on the Common Areas Landlord carries from time to time, wages (including employee benefits), subject to the limitations in Schedule 2 hereof; salaries (including employee benefits) of any employee at or below the level of building manager directly, and actually performing services in the operation of the Common Areas (and to the extent performing services other than with respect to the Common Areas, such salaries to be equitably allocated to Common Area Charges); unemployment taxes; social security taxes; the cost (including sales and use taxes) of material, equipment and supplies purchased for maintenance and repair of the Common Areas (except for equipment purchased during the first year of the Term costing in excess of $5,000); fees for licenses and permits required in connection with Landlord’s operation, maintenance and repair of the Common Areas; all costs related to the Garage; operation of loudspeakers and any other equipment supplying entertainment to the Common Areas; operation of public toilets; reasonable straight-line depreciation of movable equipment used in the operation, maintenance or repair of the Common Areas including equipment incorporated in the fitness center (“Fitness Equipment”), but in any such event without duplication as to depreciation charges on any such movable equipment, but as to the rental of such equipment only if rental thereof will, in the judgment of Landlord, be less expensive than depreciation on owned equipment, provided however that notwithstanding the foregoing, the entire cost of rental, if any, of the

Fitness Equipment shall be included in Common Area Charges notwithstanding any comparison to depreciation charges; and all other similar direct costs and expenses properly chargeable to operation, maintenance or repair of the Common Areas.

Notwithstanding anything in this clause (d) to the contrary:

(i) There shall be excluded from Common Area Charges: (1) Expenses (as defined in subsection (e), below); (2) capital costs or any costs properly chargeable to capital accounts in accordance with generally accepted accounting principles consistently applied, except capital costs which are to be includable as Common Area Charges pursuant to Schedule 2 attached hereto; (3) depreciation of equipment, except movable equipment as previously mentioned; (4) interest; (5) amortization; (6) compensation of executives (except as hereinbefore provided); (7) to the extent that such receipts reduce Common Area Charges, all sums received by Landlord pursuant to Sections 15.01(b), 15.03(b) and 15.04 of the Master Declaration and pursuant to Section 4 of the Grant of Easements; and (8) overhead.

(ii) If any item of Common Area Charges, although paid or incurred in one year, relates to more than one calendar year, then at the option of Landlord, such item may be allocated proportionately among such related calendar years.

(iii) At such time, if any, as Landlord substantially completes construction of Building II and receives a temporary or conditional certificate of occupancy therefore, Landlord shall allocate the Common Area Charges for Parcel One between the Building and Building II by multiplying the Common Area Charges by a fraction, the numerator of which shall be the rentable square feet of the building in question, and the denominator of which shall be the sum of the rentable square feet of the Building and Building II. Tenant acknowledges that Landlord shall have no obligation to construct Building II.

(iv) If the Building is not at least ninety-five percent (95%) occupied by tenants during all or a portion of any Adjustment Year, or if during all or a portion of any Adjustment Year Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Common Area Charges, then Landlord may elect to make an adjustment for such year of Common Area Charges and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Common Area Charges for such year, as if the Building had been ninety-five percent (95%) occupied during the entire Adjustment Year, Landlord had furnished such service at its expense to all tenants for the entire Adjustment Year and Landlord had paid or incurred such costs and expenses for such year. Notwithstanding anything to the contrary contained herein, Landlord shall not be entitled to adjust, in accordance with this subparagraph 4.02(d)(iv), any legal or accounting expenses or costs related thereto or insurance premiums which are included in Common Area Charges.

(v) Common Area Charges shall not include the “Excluded Common Area Charges” as identified in Schedule 2 attached hereto.

(vi) Commencing as of the Commencement Date, solely for purposes of calculating the Common Area Charge Adjustment during the initial eleven (11) years of the Term:

(A) Controllable Charges (as hereinafter defined) for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2004 shall not be limited in any manner, except as otherwise expressly provided in this Lease;

(B) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2005 shall not exceed an amount equal to the product of the total actual annual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.0500;

(C) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2006 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.1025;

(D) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2007 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.1576;

(E) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2008 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.2155;

(F) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2009 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.2763;

(G) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2010 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.3401;

(H) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2011 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.4071;

(I) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2012 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.4775;

(J) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2013 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 multiplied by 1.551;

(K) Controllable Charges for the Adjustment Year 2014 (prorata to the end of the initial Term of the Lease) shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2004 (prorata) multiplied by 1.6289;

For purposes of this subparagraph 4.02(d)(vi), “Controllable Charges” shall mean all Common Area Charges except those Common Area Charges (“Non Controllable Charges”) listed on Schedule 3 attached hereto and made a part hereof. Notwithstanding the foregoing, the Common Area Charges listed on Schedule 3 shall only be considered Non Controllable Charges to the extent such Charges are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the service provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Charges shall apply only to Controllable Charges and not to Non Controllable Charges and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Common Area Charge Adjustment. For purposes of this subparagraph 4.02(d)(vi), “Charge Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-K above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(d)(vi), in the event that in any of the Adjustment Years during the Term in which there is a Charge Cap Amount, the Controllable Charges exceed the applicable Charge Cap

Amount (“First Excess Charges”) and in the further event that in any prior or subsequent Adjustment Years during the Term, the Controllable Charges were less than the applicable Charge Cap Amount (“First Excess Charge Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Common Area Charges otherwise due Landlord for the applicable Adjustment Year, the First Excess Charges up to the amount of the First Excess Charge Savings (“Common Area Charges Savings Adjustment”).

(vii) Commencing as of the First Renewal Commencement Date, solely for purposes of calculating the Common Area Charge Adjustment during the First Option Period, if applicable:

(A) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2014 shall not be limited in any manner, except as otherwise expressly provided in this Lease;

(B) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2015 shall not exceed an amount equal to the product of the total actual annual Controllable Charges for the Adjustment Year of 2014 multiplied by 1.0500;

(C) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2016 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2014 multiplied by 1.1025;

(D) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2017 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2014 multiplied by 1.1576;

(E) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2018 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2014 multiplied by 1.2155;

(F) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2019 (prorata to the end of the First Option Period) shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2014 (prorata) multiplied by 1.2763;

For purposes of this subparagraph 4.02(d)(vii), “Controllable Charges” shall mean all Common Area Charges except those Common Area Charges (“Non Controllable Charges”) listed on Schedule 3 attached hereto and made a part hereof, subject to modification pursuant to the terms of Article 34 hereof. Notwithstanding the foregoing, the Common Area Charges listed on Schedule 3 shall only be considered Non Controllable Charges to the extent such Charges are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the service provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Charges shall apply only to Controllable Charges and not to Non Controllable Charges and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Common Area Charge Adjustment. For purposes of this subparagraph 4.02(d)(vii), “First Option Period Charge Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-F above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(d)(vii), in the event that in any of the Adjustment Years during the First Option Period in which there is a First Option Period Charge Cap Amount, the Controllable Charges exceed the applicable First Option Period Charge Cap Amount (“First Option Period First Excess Charges”) and in the further event that in any prior or subsequent Adjustment Years during the First Option Period, the Controllable Charges were less than the applicable First Option Period Charge Cap Amount (“First Option Period First Excess Charge Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Common Area Charges otherwise due Landlord for the applicable Adjustment Year, the First Option Period First Excess Charges up to the amount of the First Option Period First Excess Charge Savings (“First Option Period Common Area Charge Savings Adjustment”).

(viii) Commencing as of the Second Renewal Commencement Date (as hereinafter defined), solely for purposes of calculating the Common Area Charge Adjustment during Second Option Period, if applicable:

(A) Controllable Charges (as hereinafter defined) for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2019 shall not be limited in any manner, except as otherwise expressly provided in this Lease;

(B) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2020 shall not exceed an amount equal to the product of the total actual annual Controllable Charges for the Adjustment Year of 2019 multiplied by 1.0500;

(C) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2021 shall not exceed an amount equal to the product of the total actual

Controllable Charges for the Adjustment Year of 2019 multiplied by 1.1025;

(D) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2022 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2019 multiplied by 1.1576;

(E) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2023 shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2019 multiplied by 1.2155;

(F) Controllable Charges for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2014 (prorata) to the end of the Second Option Period) shall not exceed an amount equal to the product of the total actual Controllable Charges for the Adjustment Year of 2019 (prorata) multiplied by 1.2763;

For purposes of this subparagraph 4.02(d)(viii), “Controllable Charges” shall mean all Common Area Charges except those Common Area Charges (“Non Controllable Charges”) listed on Schedule 3 attached hereto and made a part hereof, subject to modification pursuant to the terms of Article 34 hereof. Notwithstanding the foregoing, the Common Area Charges listed on Schedule 3 shall only be considered Non Controllable Charges to the extent such Charges are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the service provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Charges shall apply only to Controllable Charges and not to Non Controllable Charges and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Common Area Charge Adjustment. For purposes of this subparagraph 4.02(d)(viii), “Second Option Period Charge Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-F above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(d)(viii), in the event that in any of the Adjustment Years during the Second Option Period in which there is a Second Option Period Charge Cap Amount, the Controllable Charges exceed the applicable Second Option Period Charge Cap Amount (“Second Option Period First Excess Charges”) and in the further event that in any prior or subsequent Adjustment Years during the Second Option Period, the Controllable Charges were less than the applicable Second Option Period Charge Cap Amount (“Second Option Period First Excess Charge Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Common Area Charges otherwise due Landlord for the applicable Adjustment Year, the Second Option Period First Excess

Charges up to the amount of the Second Option Period First Excess Charge Savings (“Second Option Period Common Area Charge Savings Adjustment”).

(e) “Expenses” shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for managing, operating, maintaining and repairing the Building and the related land which is exclusive to the Building (and not part of the Common Areas) (“Land”) and the personal property used in conjunction therewith (the Building and the Land hereinafter collectively referred to as the “Real Property”), including, without limitation, the cost of security and security devices and systems; snow, ice and trash removal; cleaning and sweeping; planting and replacing decorations, flowers and landscaping; maintenance, repair and replacement of utility systems, elevators and escalators [but including replacement only to the extent of replacement of parts and components incidental to the maintenance and repair thereof or if the cost thereof would be includable in Expenses pursuant to subsection (i) of this clause (e), and not to the extent replacement of any item would constitute a capital improvement or a capital expenditure which is excluded from Expenses as hereinafter provided]; electricity, steam, water, the condenser water riser system, sewer, fuel, heating, lighting and air conditioning; window cleaning; janitorial service; insurance, including, but not limited to, fire, extended coverage, all risk, liability, workmen’s compensation, elevator and any other insurance carried by Landlord and applicable to the Real Property; painting; uniforms; management fees; supplies; sundries; sales or use taxes on supplies and services; wages and salaries of all persons employed by Landlord or Landlord’s management agent and engaged in the operation, management, maintenance or repair of the Real Property, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, and any other similar expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, management, maintenance or repair of the Real Property; the charges of any contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Real Property (provided such charge is not an Excluded Expense); legal and accounting expenses, seeking or obtaining reductions in and refunds of real estate taxes; and any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered an expense of managing, operating, maintaining or repairing the Real Property, except as hereinafter provided. Expenses shall not include costs or other items included within the Common Area Charges or within the meaning of the term “Taxes” (as hereinafter defined), costs of alterations of the premises of tenants of the Building, costs of capital improvements to the Building (except as herein provided), depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, other expenses incurred in leasing or in procuring tenants, any expenditures for services which are provided to one or more tenants but are not available generally to all office tenants, and any expenditures for which Landlord has been reimbursed (other than pursuant to this Article or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building), except as hereinafter provided.

Notwithstanding anything contained in this clause (e) to the contrary:

(i) If the Building is not at least ninety-five percent (95%) occupied by tenants during all or a portion of any Adjustment Year, or if during all or a portion of any Adjustment Year Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Expenses, then Landlord may elect to make an adjustment for such year of Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Expenses for such year, as if the Building had been ninety-five percent (95%) occupied during the entire Adjustment Year, Landlord had furnished such service at its expense to all tenants for the entire Adjustment Year and Landlord had paid or incurred such costs and expenses for such year. Notwithstanding anything to the contrary contained herein, Landlord shall not be entitled to adjust, in accordance with this subparagraph 4.02(e)(i), any legal or accounting expenses or costs related thereto or insurance premiums which are included in Expenses.

(ii) If any item of Expenses, although paid or incurred in one year, relates to more than one calendar year, then at the option of Landlord, such item may be allocated among such related calendar years.

(iii) Expenses shall not include the “Excluded Expenses” as defined in Schedule 4 attached hereto.

(iv) Commencing as of the Commencement Date, solely for purposes of calculating the Expense Adjustment during the initial eleven (11) years of the Term:

(A) Controllable Expenses (as hereinafter defined) for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2004 shall not be limited in any manner except as otherwise expressly provided in this Lease;

(B) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2005 shall not exceed an amount equal to the product of the total actual annual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.0500;

(C) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2006 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.1025;

(D) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2007 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.1576;

(E) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2008 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.2155;

(F) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2009 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.2763;

(G) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2010 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.3401;

(H) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2011 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.4071;

(I) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2012 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.4775;

(J) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2013 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 multiplied by 1.551;

(K) Controllable Expenses for the Adjustment Year 2014 (prorata to the end of the initial eleven (11) years of the Term) shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2004 (prorata) multiplied by 1.6289;

For purposes of this subparagraph 4.02(e)(iv), “Controllable Expenses” shall mean all Expenses except those Expenses (“Non Controllable Expenses”) listed on Schedule 5 attached hereto and made a part hereof. Notwithstanding the foregoing, the Expenses listed on Schedule 5 shall only be considered Non Controllable Expenses to the extent such Expenses are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the services provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Expenses shall apply only to Controllable Expenses and not to Non Controllable Expenses and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Expense Adjustment. For purposes of this subparagraph 4.01(e)(iv), “Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-K above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(e)(iv), in the event that in any of the Adjustment Years during the Term in which there is a Cap Amount, the Controllable Expenses exceed the applicable Cap Amount (“First Excess Costs”) and in the further event that in any prior or subsequent Adjustment Years during the Term, the Controllable Expenses were less than the applicable Cap Amount (“First Excess Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Expenses otherwise due Landlord for the applicable Adjustment Year, the First Excess Costs up to the amount of the First Excess Savings (“Expense Savings Adjustment”).

(v) Commencing as of the First Renewal Commencement Date, solely for purposes of calculating the Expense Adjustment during the First Option Period, if applicable:

(A) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2014 shall not be limited in any manner, except as otherwise expressly provided in this Lease;

(B) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2015 shall not exceed an amount equal to the product of the total actual annual Controllable Expenses for the Adjustment Year of 2014 multiplied by 1.0500;

(C) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2016 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2014 multiplied by 1.1025;

(D) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2017 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2014 multiplied by 1.1576;

(E) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2018 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2014 multiplied by 1.2155;

(F) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2019 (prorata to the end of the First Option Period) shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2014 (prorata) multiplied by 1.2763;

For purposes of this subparagraph 4.02(e)(v), “Controllable Expenses” shall mean all Expenses except those Expenses (“Non Controllable Expenses”) listed on Schedule 5 attached hereto and made a part hereof, subject to modification pursuant to the terms of Article 34 hereof. Notwithstanding the foregoing, the Expenses listed on Schedule 5 shall only be considered Non Controllable Expenses to the extent such Expenses are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the services provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Expenses shall apply only to Controllable Expenses and not to Non Controllable Expenses and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Expense Adjustment. For purposes of this subparagraph 4.02(e)(v), “First Option Period Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-F above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(e)(v), in the event that in any of the Adjustment Years during the First Option Period in which there is a First Option Period Cap Amount, the Controllable Expenses exceed the applicable First Option Period Cap Amount (“First Option Period First Excess Costs”) and in the further event that in any prior or subsequent Adjustment Years during the First Option Period, the Controllable Expenses were less than the applicable First Option Period Cap Amount (“First Option Period First Excess Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Expenses otherwise due Landlord for the applicable Adjustment Year, the First Option Period Excess Costs up to the amount of the First Option Period First Excess Savings (“First Option Period Expense Charges Savings Adjustment”).

(vi) Commencing as of the Second Renewal Commencement Date, solely for purposes of calculating the Expense Adjustment during the Second Option Period, if applicable:

(A) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the partial Adjustment Year 2019 shall not be limited in any manner, except as otherwise expressly provided in this Lease;

(B) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year of 2020 shall not exceed an amount equal to the product of the total actual annual Controllable Expenses for the Adjustment Year of 2019 multiplied by 1.0500;

(C) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2022 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2019 multiplied by 1.1025;

(D) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2017 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2019 multiplied by 1.1576;

(E) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2023 shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2019 multiplied by 1.2155;

(F) Controllable Expenses for which Tenant is obligated to pay Tenant’s Proportionate Share for the Adjustment Year 2024 (prorata to the end of the Second Option Period) shall not exceed an amount equal to the product of the total actual Controllable Expenses for the Adjustment Year of 2019 (prorata) multiplied by 1.2763;

For purposes of this subparagraph 4.02(e)(vi), “Controllable Expenses” shall mean all Expenses except those Expenses (“Non Controllable Expenses”) listed on Schedule 5 attached hereto and made a part hereof, subject to modification pursuant to the terms of Article 34 hereof. Notwithstanding the foregoing, the Expenses listed on Schedule 5 shall only be considered Non Controllable Expenses to the extent such Expenses are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the services provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Expenses shall apply only to Controllable Expenses and not to Non Controllable Expenses and shall not limit or otherwise affect Tenant’s obligations regarding the payment of any component of Expense Adjustment. For purposes of this subparagraph 4.02(e)(vi), “Second Option Period Cap Amount” shall mean the maximum permitted amount as referenced in subsections B-F above.

Notwithstanding any of the foregoing provisions of this subparagraph 4.02(e)(vi), in the event that in any of the Adjustment Years during the Second Option Period in which there is a Second Option Period Cap Amount, the Controllable Expenses exceed the applicable Second Option Period Cap Amount (“Second Option Period First Excess Costs”) and in the further event that in any prior or subsequent Adjustment Years during the Second Option Period, the Controllable Expenses were less than the applicable Second Option Period Cap Amount (“Second Option Period First Excess Savings”), Landlord shall have the right to charge Tenant, in addition to the Rent Adjustments for Expenses otherwise due Landlord for the applicable Adjustment Year, the Second Option Period First Excess Costs up to the amount of the Second Option Period First Excess Savings (“Second Option Period Expense Charges Savings Adjustment”).

(f) “Taxes” shall mean real estate taxes, general or special assessments, sewer and water rents, rates and charges, transit and transit district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, except as provided herein), which may now or hereafter be due and payable during the Term without regard to when such taxes are levied, assessed or imposed against Parcel One, the Common Areas or any portion thereof, together with all reasonable legal fees incurred in contesting any such charges. For example, the Taxes includable for calendar year 2004 shall be those levied and assessed in 2003, though payable in 2004. As soon as reasonably possible, but in all events prior to such time, if any, as Landlord commences to construct Building II, Landlord shall cause Parcel One to be divided into two (2) separate tax parcels: one for the Building II and one for the Building and the Common Areas located on Parcel One, and thereafter, Tenant shall be obligated to pay Tenant’s Proportionate Share of only those Taxes levied and assessed against the Building and the Common Areas. Tenant acknowledges Landlord shall be under no obligation to construct Building II.

Notwithstanding anything contained in this clause (f) to the contrary:

(i) If at any time the method of taxation then prevailing is altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Real Property to the extent that such items would be payable if the Real Property was the only property of Landlord subject thereto and the income received by Landlord from the Real Property was the only income of Landlord.

(ii) Notwithstanding the year for which any such taxes or assessments are levied, (A) in the case of taxes or special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, paid during a calendar year shall be included in Taxes for that year and (B) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve (12) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year.

(iii) Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances which are components of the Building or the Common Areas.

(iv) Landlord shall use commercially reasonable efforts to cause Taxes to be consistent with those for other comparable first-class office buildings located in the vicinity of the Building. To that end, Landlord shall diligently contest any Taxes in the event that Landlord reasonably determines that the amount of Taxes is excessive, the valuation of Building is excessive, or the Taxes are invalid in some way.

(v) In the event any refund of Taxes attributable to an Adjustment Year with respect to which Tenant paid Taxes under this Lease is achieved, then Landlord shall, within thirty (30) days after such refund is received by Landlord, pay Tenant Tenant’s Proportionate Share of such refund, less any costs and expenses applicable to such refund and not previously recovered by Landlord as Taxes, Expenses or Common Area Charges. Alternatively, at Tenant’s election by notice to Landlord, Tenant may credit the same against Rent thereafter payable.

(g) “Rentable Area of the Building” shall mean the sum of the rentable areas on all floors of the Building, which has been computed by Landlord’s architect measuring the floors in accordance with the BOMA 1996 ANSIZ 65.1 standards. The Rentable Area of the Building, as so computed and for all purposes herein, is Two Hundred Sixty-Two Thousand Nine Hundred Ninety-Four (262,994) rentable square feet. On or before thirty (30) days after final execution of this Lease, Landlord shall cause its architect to certify to Tenant that the Rentable Area of the Building is as represented in the previous sentence.

(h) “Rentable Area of the Premises” has been computed by Landlord’s architect in accordance with the BOMA 1996 ANSIZ 65.1 standards.

The Rentable Area of the Premises, as so computed and for all purposes herein, is, subject to Tenant’s specific right to increase or decrease the size of the Premises pursuant to the terms of this Lease, agreed to be One Hundred Two Thousand Five Hundred Sixteen (102,516) rentable square feet. On or before thirty (30) days after final execution of this Lease, Landlord shall cause its architect to certify to Tenant that the Rentable Area of the Premises is as represented in the previous sentence.

(i) “Tenant’s Proportionate Share” shall, subject to Tenant’s specific right to increase or decrease the size of the Premises pursuant to the terms of this Lease, mean thirty-eight and 98/100 percent (38.98%), which is the percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.

(j) “Rent Adjustments” shall mean all amounts determined pursuant to this Article, including all amounts payable by Tenant to Landlord on account thereof.

5.03 Computation of Rent Adjustments. Tenant shall pay Rent Adjustments for each Adjustment Year determined as hereinafter set forth. Rent Adjustments payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:

(a) the product of Tenant’s Proportionate Share multiplied by the amount of Taxes for such Adjustment Year (said product being hereinafter referred to as the “Tax Adjustment”); plus

(b) the product of Tenant’s Proportionate Share multiplied by the amount of Expenses (subject to (i) the Cap Amount and the Expense Savings Adjustment during the initial eleven (11) years of the Term, (ii) the First Option Period Cap Amount and the First Option Period Expense Charges Savings Adjustment during the First Option Period and (iii) the Second Option Period Cap Amount and the Second Option Period Expense Charges Savings Adjustment during the Second Option Period) for such Adjustment Year (said product being hereinafter referred to as the “Expense Adjustment”); plus

(c) the product of Tenant’s Proportionate Share of Common Area Charges multiplied by the amount of Common Area Charges (subject to (i) the Charge Cap Amount and the Common Area Charges Savings Adjustment during the initial eleven (11) years of the Term, (ii) the First Option Period Charge Cap Amount and the First Option Period Common Area Charge Savings Adjustment during the First Option Period and (iii) the Second Option Period Charge Cap Amount and the Second Option Period Common Area Charge Savings Adjustment during the Second Option Period) for such Adjustment Year (said product being hereinafter referred to as the “Common Area Adjustment”).

Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of Taxes, Common Area Charges or Expenses. Tenant has had an opportunity to consult with Landlord with respect to the Taxes, Expenses and Common Area Charges, but has not relied upon any statements or representations of Landlord or of any agent or affiliate of Landlord in regard thereto in executing this Lease and in agreeing to perform the terms and covenants hereof and shall make no claim against Landlord based thereon.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant’s Proportionate Share of Controllable Charges and Controllable Expenses for the Adjustment Year 2004 exceed the aggregate amount of $2.75 per rentable square foot of the Premises.

5.04 Payments of Rent Adjustments; Projections. Tenant shall pay Rent Adjustments to Landlord in the manner hereinafter provided.

(a) Tax Adjustment, Common Area Adjustment and Expense Adjustment. Tenant shall make payments on account of Tax Adjustment, Common Area Adjustment and Expense Adjustment (the aggregate of such payments with respect to any Adjustment Year being hereinafter referred to as the “Rent Adjustment Deposits”) as follows:

(i) On or before thirty (30) days prior to each Adjustment Date (commencing with the Adjustment Date occurring on January 1, 2004) and thereafter during any Adjustment Year in which such Adjustment Date falls, provided Landlord has a factual basis for delivery of a revised notice, and provided further that in no event shall there be more than one revised notice in any calendar year, Landlord shall deliver to Tenant a written notice (such notice being hereinafter referred to as a “Projection Notice”) setting forth (A) Landlord’s reasonable estimates, forecasts or projections (collectively, the “Projections”) of any or all of Taxes, Common Area Charges and Expenses for such Adjustment Year, supported, at Tenant’s written request, by a reasonable amount of detail, and (B) Tenant’s Rent Adjustment Deposits with respect to the Tax Adjustment, Common Area Adjustment and Expense Adjustment components of Rent Adjustments for such Adjustment Year based upon the Projections. Landlord’s budgets of Expenses, Common Area Charges and the Projections based thereon may assume ninety-five percent (95%) occupancy of the Building (subject to the limitations described in subparagraphs 4.02(d)(iv) and 4.02(e)(i)), and that Landlord will furnish all services included in Expenses and Common Area Charges to all tenants of the Building and authorized users of the Common Areas.

(ii) Tenant shall commence payments of monthly installments of Rent Adjustment Deposits on the first day of the first calendar month during the Term following Landlord’s delivery of the first Projection Notice hereunder, but in no event earlier than six (6) months after the Commencement Date. On such date, and on or before the first day of each calendar month thereafter of the Adjustment Year covered by such Projection Notice, Tenant shall pay to Landlord one-twelfth ( 1/12) of the Rent Adjustment Deposits shown in the Projection Notice. Within fifteen (15) days following Landlord’s delivery of a Projection Notice for an Adjustment Year in progress, Tenant also shall pay Landlord a lump sum equal to the Rent Adjustment Deposits shown in the Projection Notice less the sum of (A) any previous payments on account of Rent Adjustment Deposits made with respect to such Adjustment Year and (B) monthly installments on account of Rent Adjustment Deposits due for the remainder of such Adjustment Year. Until such time as Landlord furnishes a Projection Notice for an Adjustment Year, Tenant shall continue to pay monthly installments of Rent Adjustment Deposits in the amount shown by the most recent Projection Notice or, if the Tax and Expense Adjustment for the Adjustment Year covered by such Projection Notice has been determined, one twelfth ( 1/12) of such Tax and Expense Adjustment, whichever is greater.

(b) Notwithstanding anything to the contrary contained herein, the Tax Adjustment component of the amount of Tenant’s Rent Adjustment Deposits shall, prior to Landlord placing a first mortgage on the Building, be paid in two (2) lump sum payments within ten (10) days of Landlord’s demand therefore, which demand shall be no more than thirty (30) days prior to the due dates of the first and second installments of real property taxes in each calendar year of the Term commencing as of January 1, 2004. At such time as Landlord places a first mortgage on the Building, Landlord shall have the right, by notice to Tenant, to require Tenant to make monthly deposits applicable to Taxes, which monthly amounts, if held by Landlord, shall be placed in a segregated account and deposited into an interest bearing money-market account, with all interest paid to Tenant, otherwise Landlord shall have the right to deliver such deposits to its mortgagee. In such event, Landlord shall still be obligated to pay Tenant interest on such deposits at the rate which such deposits would have earned pursuant to the previous sentence. On or before thirty (30) days after the end of each Adjustment Year, Landlord shall deliver to Tenant a check in the amount of the interest accrued pursuant to this Section 4.04(b).

5.05  Readjustments. The following readjustments shall be made by Landlord and Tenant for Expense Adjustment, Common Area Adjustment and Tax Adjustment:

(a) On or before ninety (90) days after the end of each Adjustment Year, Landlord shall determine the actual amount of Expenses to be used in calculating the Expense Adjustment and the actual amount of Common Area Charges to be used in the calculating the Common Area Adjustment for such Adjustment Year, and Landlord shall notify Tenant in writing (any such notice hereinafter referred to as “Landlord’s Expense and Common Area Statement”) of such Expenses and Common Area Charges and Tenant’s Expense Adjustment and Common Area Adjustment for such Adjustment Year. If the Expense and Common Area Adjustment owed for such Adjustment Year exceeds the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord’s Expense and Common Area Statement, shall pay to Landlord an amount equal to the excess of the Expense and Common Area Adjustment over the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Expense and Common Area Adjustment owed for such Adjustment Year, then Landlord shall pay such excess to Tenant on or before thirty (30) days after the date of Landlord’s Expense and Common Area Statement.

(b) On or before ninety (90) days after the end of each Adjustment Year, Landlord shall determine the actual amount of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, and Landlord shall notify Tenant in writing (any such notice hereinafter referred to as “Landlord’s Tax Statement”) of such Taxes for such Adjustment Year. If the Tax Adjustment owed for such Adjustment Year exceeds the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord’s Tax Statement, shall pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall pay such excess to Tenant on or before thirty (30) days after the date of Landlord’s Tax Statement.

(c) No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or pay to Tenant pursuant to this Section 4.05.

5.06 Books and Records. Landlord shall maintain books and records showing Taxes, Common Area Charges and Expenses in accordance with sound accounting and management practices. Tenant or its representative shall have the right to examine Landlord’s books and records showing Taxes, Common Area Charges and Expenses upon reasonable prior notice and during normal business hours at Landlord’s office in the Building at any time within six (6) months following the furnishing by Landlord to Tenant of Landlord’s Expense and Common Area Statement or Landlord’s Tax Statement, as the case may be, provided for in Section 4.05. Unless Tenant takes written exception to any item within six (6) months after the furnishing of Landlord’s Expense and Common Area Statement or Landlord’s Tax Statement, as the case may be, containing such item, such Landlord’s Statement shall be considered final and accepted by Tenant.

5.07 Audit Procedures. If Tenant notifies Landlord within such six (6) month period that Tenant disputes any specific item or items in any Landlord’s Expense and Common Area Statement or Landlord’s Tax Statement, as the case may be, and such dispute is not resolved between Landlord and Tenant within thirty (30) days after the date such notice is given by Tenant, either party, during the thirty (30) day period following the expiration of the thirty (30) day period commencing on the date such notice is given, may refer such disputed item or items for determination to an independent (i.e., neither Landlord’s nor Tenant’s) certified public accountant selected by such party and approved by the other party, which approval shall not be withheld unreasonably, and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such determination except in the case of Tax Adjustment and Expense and Common Area Adjustment for any Adjustment Year where it is determined that Landlord has overcharged Tenant for Tax Adjustment and Expense and Common Area Adjustment for such Adjustment Year by more than five percent (5%), in which case Landlord shall pay such costs.

Notwithstanding anything to the contrary contained herein, in the event Tenant’s examination of Landlord’s books and records for a particular Adjustment Year reveals fraud, material misrepresentations or gross negligence by Landlord in the computation of Common Area Charges, Expenses or Taxes for such Adjustment Year or a discrepancy between the actual amount of Common Area Charges, Expenses or Taxes for such Adjustment Year and the amount charged to Tenant for such Adjustment Year is in the amount of ten percent (10%) or more (“Material Discrepancy Audit”), then Tenant shall have the right to examine Landlord’s books and records relating to the Common Area Charges, Expenses and Taxes for the prior three (3) calendar years of the Term and to take written exception to any amount charged to Tenant for any of the three (3) prior Adjustment Years on or before thirty (30) days after Tenant completes such examination, which examination must be completed within sixty (60) days of completion of the Material Discrepancy Audit.

5.08 Proration and Survival. With respect to any Adjustment Year which does not fall entirely within the Term, Tenant shall be obligated to pay as Expense and Common Area Adjustment and Tax Adjustment for such Adjustment Year only a pro rata share of Expense and Common Area Adjustment and Tax Adjustment as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this Lease, Tenant shall pay any Rent Adjustments due to Landlord within fifteen (15) days after the date of each Landlord’s Statement sent to Tenant, which statements shall be sent to Tenant no later than ninety (90) days after the end of the calendar year in which the Lease expires or terminates. Without limitation of other obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent Adjustments provided for in this Article accruing during the Term and Landlord’s obligation to refund any overpayment by Tenant shall survive the expiration or termination of this Lease.

5.09 No Decrease In Base Rent. In no event shall any Rent Adjustments result in a decrease of Base Rent payable hereunder.

5.10 Additional Rent. All amounts payable by Tenant as or on account of Rent Adjustments shall be deemed to be additional rent becoming due under this Lease. The failure to timely pay Rent Adjustments shall permit Landlord to exercise any and all of its rights and remedies herein provided for failure to pay Base Rent.

ARTICLE 6

USE OF PREMISES

Tenant shall use and occupy the Premises for general office and operations purposes (which may include, without limitation, computer hosting exclusively for Tenant’s operations and processing of negotiable instruments and loan payments) and for no other use or purpose, whether primary, ancillary or otherwise. Tenant shall not use or occupy the Premises or permit the use and occupancy of the Premises or permit the use and occupancy of the Premises for any purpose or in any manner which (i) is unlawful or in violation of any applicable legal or governmental requirement, ordinance or rule; (ii) may be dangerous to persons or property; (iii) is a change of Tenant’s initial use of the Premises which may invalidate or increase (unless Tenant agrees to pay for any such increase), the amount of premiums for any policy of insurance affecting the Development, or (iv) is a change of Tenant’s initial use of the Premises which may create a nuisance or disturb any other tenant of the Building or injure the reputation of the Building.

ARTICLE 7

SERVICES

7.01Services Provided. As long as Tenant is not in Default in the payment of Base Rent or Rent Adjustment Deposits, Landlord shall use commercially reasonable efforts to furnish or cause to be furnished the following services, the costs of which shall, in all instances, be deemed Expenses (except to the extent paid entirely by Tenant, as hereinafter provided) :

(a) Air conditioning and heating when necessary to provide a temperature condition required for comfortable occupancy of the Premises under normal business operations and otherwise in accordance with the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter, daily from 7:00 a.m. to 7:00 p.m. (Saturdays from 8:00 a.m. to 2:00 p.m.), Sundays and Holidays (as defined below) excepted. Whenever Tenant’s use or occupancy of the Premises exceeds the design loads for the system providing heating and air conditioning, or lighting or heat-generating machines or equipment which cumulatively exceed such design loads are used by Tenant in the Premises, which affect the temperature otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may temper such excess loads by installing supplementary heat or air conditioning units in the Premises or elsewhere where necessary, and the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as additional rent within ten (10) days after Landlord’s demand therefor. The expense resulting from the operation and maintenance of any such supplementary heat or air conditioning units shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Landlord’s agreements hereunder are subject to mandatory presidential and governmental restrictions on energy use, but any voluntary restrictions instituted by Landlord must first be approved by Tenant. As used herein, “Holidays” shall mean only the generally observed holiday days for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas.

(b) Domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord’s reasonable written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as additional rent at Landlord’s actual cost for domestic water and hot water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

(c) Janitorial and cleaning service nightly in and about the Premises in a manner that does not materially interfere with Tenant’s operations in the Premises (Saturdays, Sundays and holidays excepted), pursuant to the janitorial specifications attached hereto as Exhibit G. Tenant acknowledges, to the extent Landlord: (i) adheres to a cleaning schedule for the Premises between the hours of 6:00 P.M. and 2:00 A.M. (“Cleaning Hours”), and (ii) reasonably cooperates to cause the janitorial service provider to coordinate its cleaning services so as to not disturb Tenant’s Operational Areas during certain hours specified by Tenant from time to time, Landlord shall not be deemed to materially interfere with Tenant’s operations. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord. Tenant shall advise Landlord, in writing, prior to the Commencement Date of any areas within the Premises to which Landlord shall not be permitted access without Tenant’s presence and permission (“Secured Areas”), which identified areas may from time to time be modified by Tenant upon further written notice to Landlord. Landlord shall only be obligated to provide janitorial services to Secured Areas to the extent Tenant provides access thereto to Landlord at such time as Landlord’s cleaning crew is prepared, during the Cleaning Hours, to provide cleaning services to such area. A written statement by Landlord’s janitorial services provider, stating it was prepared to provide janitorial services, during Cleaning Hours on a date certain to a Secured Area, but was unable to do so because access thereto was not provided by Tenant at such time as the service provider was prepared to provide services, shall, absent manifest error, constitute a binding waiver by Tenant with respect to Landlord’s obligation to deliver janitorial services on the date and place so referenced.

(d) Passenger elevator service in common with Landlord and other persons, and freight elevator service in common with Landlord and other persons, twenty-four (24) hours a day, three hundred sixty-five (365) days a year, subject to emergencies and repairs (provided, however, that Tenant shall be able to access the Premises at all times).

(e) Electricity shall not be furnished by Landlord, but shall be furnished by an electric utility company serving the area in which the Building is located. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant’s cost, and shall make Landlord’s wire and conduits suitable, safe and capable to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for metering of and paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for installation of electric meters and electric current consumed on the Premises during Tenant’s occupancy. The electricity used during the performance of janitorial service, the making of alterations or repairs in the Premises, and for the operation of the Building’s air conditioning system at times other than as provided in subparagraph (a) hereof, or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid by Tenant. Electricity for the Building is currently provided by Commonwealth Edison (“Electric Service Provider”). So long as there is no adverse impact on electric service being provided to the remainder of the Building, Tenant shall have the right at any time and from time to time during the Term to either contract for electric service from a different company or companies providing electricity service (each such company being referred to as an “Alternate Service Provider” or “ASP”) or continue to contract for service from the Electric Service Provider. If Tenant selects an Alternate Service Provider to provide electricity to the Premises, Tenant shall make all necessary arrangements with the ASP for metering and paying for electric current furnished by the ASP to Tenant, and Tenant shall pay for all charges for electric current consumed on the Premises during the Term. Landlord shall in no way be responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference or defect in the supply or character of the electric energy furnished to the Premises unless such changes, failure, interference or defect is a result of Landlord’s negligence or willful misconduct, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements. No such change, failure, defect, unavailability or unsuitability shall constitute an actual or constrictive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease unless such changes, failure, interference or defect is a result of Landlord’s negligence or willful misconduct. Tenant shall make no alterations or additions to the electric equipment or appliances which serve the Building, and not solely the Premises, without the prior reasonable written consent of Landlord in each instance. Tenant also agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in the Premises during the Term, which materials shall be sold to

Tenant by Landlord at Landlord’s actual cost. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

(f) Landlord shall provide 24-hour manned security of the Building 365 days a year. Without limiting the foregoing, Tenant shall have the right to have its own security system for the Premises, subject to Landlord’s access rights referenced herein.

(g) Landlord may provide such extra or additional services as it is reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after the time such extra or additional services are requested. Tenant shall pay, for such extra or additional services, an amount equal to Landlord’s actual cost reasonably incurred in providing such additional services, such amount to be considered additional rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within ten (10) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service. Notwithstanding the foregoing, Landlord represents the current zone (with each zone being no larger than a full floor) charge for after-hours HVAC is Forty Dollars ($40.00) per hour per floor, and Landlord agrees such charge shall not increase by an amount which exceeds Landlord’s actual cost from year to year to provide such additional services.

7.02 Efficient First-Class Operation. Landlord agrees to operate or cause to be operated, the Building and the Common Areas in a manner generally consistent as to quality of operations with similarly situated first-class office buildings in the O’Hare office market and shall provide or cause to be provided management and service of a quality generally consistent in all material respects with the standard of management and service from time to time applicable to the operation of similarly situated first-class office buildings in the O’Hare office market (“First-Class Standards”). Landlord shall: (i) maintain the Building (other than those areas for which Tenant is responsible under this Lease) in substantial compliance in all material respects with all laws and any requirements set forth in this Lease; (ii) maintain the Building finishes in the Common Areas in a quality and design consistent in all material respects with that described in the Outline Building Plans, subject however to Landlord’s right to redesign the finishes within the Common Areas from time to time as Landlord deems reasonably appropriate, consistent with First-Class Standards; (iii) maintain the landscaping on the Land consistent in all material respects with First-Class Standards; (iv) cause the Building and Common Areas, including adjacent walkways, to be maintained and reasonably free from debris, snow, and ice consistent with First-Class Standards; and (v) designate an outside smoking area on the Land located outside of, but adjacent to, the Building or on the roof of the Building (provided that such smoking area is not located in the front of the Building). Landlord shall also make available to Tenant for review, at reasonable times and upon reasonable notice to Landlord, Landlord’s working drawings and specifications of the Building. Landlord shall competitively bid, not less frequently than once every three (3) years, all material contracts (except the management agreement) pursuant to which any material Common Area Charges and Expenses are incurred and, to the extent consistent with First-Class Standards, award each such contract to the lowest qualified bidder, unless Landlord determines the lowest bid is not in the best interests of the property and (c) furnish to Tenant such information as Tenant may from time to time reasonably request evidencing Landlord’s compliance with the above provisions.

7.03 Reduction or Cessation of Services.

(a) Defined Terms. The following terms shall have the following meanings:

(i) “Critical Services” shall mean, taking into account Tenant’s essential need to conduct its business twenty-four (24) hours a day, seven (7) days a week, (1) service to the Building and distribution through the Building of all utilities necessary for Tenant to operate its business in the Premises, including but not limited to electricity, gas, water, sewer, telephone, cable, satellite and fiber optic lines; (2) operation at all times of the heating, ventilation and air conditioning systems such that the temperatures required pursuant to the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter are maintained; (3) operation of the Building system generator, the Building life safety systems, and the Building envelope (such as the curtain wall, roof and foundation); and (4) maintenance at all times of vehicular and pedestrian access to and from the driveways, the Garage, the parking spaces in the Garage, the Building and the Premises.

(ii) “Operational Areas” shall mean any portion of the Premises used primarily as a financial processing center, including but not limited to the computer room, the lockbox processing area, the proof encoding area, the wire transfer area, the items processing area and loan servicing areas. Prior to or at the time of the Commencement Date, Tenant shall provide Landlord written notice of which portions of the Premises constitute Operational Areas, and Tenant shall also notify Landlord from time to time of any changes in the portions of the Premises that constitute Operational Areas.

(iii) “Reduction of Services” means that with respect to the Premises or any portion thereof, (1) Landlord shall fail to comply with Section 6.01(f); (2) Landlord shall fail to provide at least two (2) passenger elevator cabs serving the Premises for a period of time exceeding twenty-four (24) consecutive hours; or (3) Landlord shall fail in any material respect to furnish to Tenant any service required to be furnished under this Lease that is not cured within ten (10) days after Tenant’s notice to Landlord thereof, but, in any event, such failure is not the result of a Force Majeure event (as defined in Section 30.11), casualty or condemnation.

(iv) “Untenantable” and “Untenantability” means that (1) the Premises, or any portion thereof, cannot be used and occupied as intended by Tenant in the normal course of Tenant’s business in compliance with applicable laws and in fact is not so occupied and used by Tenant, or (2) vehicular and pedestrian access to and from the driveways, the parking garage, the parking spaces in the parking garage, the Building and the Premises is so materially and adversely affected as a result of snow and ice, temporary closures, a failure of security card systems or by any other circumstances, whether foreseen or not that as a result thereof the Premises, or any portion thereof, cannot be used and occupied as intended by Tenant in the normal course of Tenant’s business and in fact is not so occupied and used by Tenant.

(b) Untenantability of Operational Area. If any Operational Area of the Premises is rendered Untenantable, then at any time after two (2) hours’ oral notice to Landlord (and Landlord having been provided access by Tenant to any Secured Areas of the Premises for which Landlord does not have keys to the extent such access is reasonably necessary for Landlord to cure such Untenantability), Tenant may (but shall not be obligated to) commence such actions as Tenant determines to be reasonably necessary or reasonably appropriate to cure such Untenantability affecting any Operational Area, unless Landlord, prior to the expiration of such two-hour period, has itself commenced taking such actions to cure such Untenantability as are reasonably necessary or reasonably appropriate (taking into account Tenant’s essential need to conduct its business in such Operational Areas, twenty-four (24) hours a day, seven (7) days a week). Landlord shall reimburse Tenant for all reasonable out-of-pocket costs so incurred by Tenant pursuant to the immediately preceding grammatical sentence, except to the extent such cessation, material interruption or material reduction of services was caused by the wrongful conduct of, or breach of this Lease by Tenant, its subtenants, officers, directors, contractors, agents, licensees or employees (including Tenant, “Tenant Related Parties”).

(c) Untenantability of Other Areas; Critical Services. If (i) there occurs a cessation or material interruption or material reduction of any of the Critical Services which materially adversely affects an Operational Area (“Critical Services Interruption to Operational Areas”), or (ii) there occurs a cessation or material interruption or material reduction of any of the services required to be furnished by Landlord under this Article 6 or by other provisions in this Lease and as a result thereof any area of the Premises, other than an Operational Area, is rendered Untenantable and in the case of the just referenced subsection (ii), such event was not the result of a Force Majeure event, casualty or condemnation, then (unless an emergency repair is necessary to protect life or property), at any time after forty-eight (48) hours’ notification to Landlord, orally or in writing (and Landlord having been provided access by Tenant to any

Secured Areas of the Premises for which Landlord does not have keys to the extent such access is reasonably necessary for Landlord to cure such Untenantability), Tenant may (but shall not be obligated to) commence such actions as Tenant determines to be reasonably necessary or reasonably appropriate to cure such cessation or material interruption or material reduction of any of the Critical Services affecting any Operational Area or such Untenantability, unless Landlord has itself commenced taking such actions to cure the same as are reasonably necessary or reasonably appropriate (taking into account Tenant’s essential need to conduct its business in such Operational Areas, twenty-four (24) hours a day, seven (7) days a week). Landlord shall reimburse Tenant for all reasonable out-of-pocket costs so incurred by Tenant pursuant to the immediately preceding grammatical sentence, except to the extent such cessation, interruption or reduction of services was caused by the wrongful conduct of, or breach of this Lease by Tenant Related Parties.

(d) Reduction of Services. Without limitation of Tenant’s rights under Sections 6.03(b) and 6.03(c) above, Tenant may elect the following remedies in the event of a Reduction of Services:

(i) If the Reduction of Services has occurred and is ongoing either for a period of at least four (4) consecutive business days or for at least twelve (12) separate business days during any twelve (12) consecutive month period, then Tenant may give written notice (the “Service Notice”) to Landlord (1) describing the Reduction of Services, (2) providing a detailed explanation and reasonable evidence thereof, and (3) identifying the representative(s) of Tenant who will work with Landlord to correct the Reduction of Services.

(ii) Upon Landlord’s receipt of the Service Notice, Landlord and Tenant’s representative(s) shall work together diligently and in good faith to identify and resolve the cause of the Reduction of Services within thirty (30) days following Landlord’s receipt of the Service Notice (the “Initial Cure Period”). The Initial Cure Period shall be extended to the extent necessary to resolve the cause of the Reduction of Services, provided that Landlord has commenced and is thereafter diligently pursuing such cure, and the Initial Cure Period shall not be extended by more than ninety (90) additional days.

(iii) If, after the end of the Initial Cure Period (as it may be extended), the Reduction of Services has not been cured so as to comply with the terms and provisions of this Lease, then Tenant may deliver a second written notice (the “Self-Help Repair Notice”) to Landlord containing (1) a statement that, within five (5) business days after Landlord’s receipt of the Self-Help Repair Notice, Tenant intends to commence its own repairs, (2) a reasonable description of the procedures and repairs that Tenant intends to undertake and the estimated cost thereof

(the “Self-Help Repairs”) and (3) a reasonable description of the parties Tenant intends to use to perform the Self-Help Repairs.

(iv) Provided Landlord commences with Self-Help Repairs within five (5) business days after delivery of the Self-Help Repair Notice and diligently pursues the Self-Help Repairs, in accordance with First-Class Standards, to completion, but subject to delays resulting from Force Majeure (as defined in Section 30.11), Tenant shall not undertake the Self-Help Repairs.

(v) In the event Tenant commences the Self-Help Repairs or any repairs to be performed by Tenant pursuant to the terms of subsections (b) or (c) above, the Self-Help Repairs shall not adversely affect in any material manner the structural integrity of the Building or the electrical, exhaust, mechanical, plumbing, HVAC, life safety or other utility or safety systems of the Building.

(vi) In the event Tenant commences and completes the Self-Help Repairs by reason of Landlord’s failure to comply with the provisions of subparagraph 6.03(d)(iv) above, then, unless such Reduction of Services resulted from the negligence or willful misconduct of, or breach of this Lease by, any of Tenant Related Parties, then Landlord shall reimburse Tenant for the reasonable actual out-of-pocket cost thereof, within thirty (30) days following Tenant’s delivery to Landlord of: (1) a written notice describing in reasonable detail the action taken by Tenant, (2) reasonably satisfactory evidence of the need for and the cost of the Self-Help Repairs, and (3) sworn contractor’s statements, waivers of lien (or equivalent documentation) and other applicable documentation reasonably necessary to protect Landlord’s title to the Land.

(vii) If Tenant seeks to undertake any Self-Help Repairs or any repairs to be performed by Tenant pursuant to the terms of subsections (b) or (c) above, Tenant shall (1) proceed in accordance with all applicable laws; (2) retain, to make such repairs, only such reputable contractors and suppliers as are duly licensed by the State of Illinois and insured in accordance with the provisions of Paragraph 10 of the Work Letter; (3) effect such repairs in a good and workmanlike and commercially reasonable manner; (4) use new or like new materials; and (5) take reasonable efforts to minimize any interference or impact on the Landlord or other tenants and occupants of the Building.

(e) Other Remedies. In addition to the remedies set forth elsewhere in this Lease, Tenant shall have the following remedies:

(i) Notwithstanding anything to the contrary contained in this Lease, in the event Landlord at any time fails to maintain the temperatures required pursuant to the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter, then in addition to Tenant’s remedies for cessation, interruption or reduction of services set forth elsewhere in this Lease, Landlord agrees that, promptly upon Landlord’s receipt of a written notice from Tenant, Landlord, at Landlord’s sole cost and expense (which cost and expense shall be included in Expenses unless such condition resulted from the wrongful conduct of, or breach of this Lease by, Tenant or any other Tenant Related Party or failure of Tenant’s supplemental HVAC systems, in which events Tenant shall pay for all costs of repairs), shall, to the extent such action would alleviate the issue which is the subject of Tenant’s notice to Landlord, extend the operating hours of the HVAC systems so as to correct any failure to meet the temperature specifications and deliver service that is in compliance with the Base Building Conditions.

(ii) With respect to the security services to be provided by Landlord under Section 6.01(f) above, if Landlord fails to provide the security required under Section 6.01(f), then, upon twenty-four (24) hours’ prior notice (telephonic or oral) to Landlord or its Building management of such failure, Tenant may provide (until Landlord provides) its own security personnel to the extent of such deficiency in Landlord’s personnel. Landlord shall reimburse Tenant for actual reasonable expenses incurred as a result thereof within thirty (30) days following Tenant’s delivery to Landlord of an invoice or statement.

(f) Multiple Remedies. In the event any cessation, material interruption or material reduction of any services entitles Tenant to exercise more than one remedy under this Section 6.03 (for example, but not by way of limitation, Tenant may elect to exercise self-help rights after either two (2) 2 hours’ notice or forty-eight (48) hours’ notice), then Tenant may exercise any such remedy at its sole option.

(g) Generator. Notwithstanding anything in Section 6.03(a), (b), (c) or (d) to the contrary, in the event Tenant’s utilization of its standby generator would be sufficient to eliminate any Untenantability or Reduction in Services, Tenant shall be obligated to do so, but the use of the generator shall not affect Tenant’s self-help rights in subsections (b), (c) and (d) above, except that the two (2) hour notice period provided in subsection (b) shall be increased to four (4) hours.

7.04 Regulations Regarding Utilities Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building. Throughout the Term of this Lease, Landlord shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might unreasonably interfere with access to or the moving or servicing of equipment to or from the enclosures containing said installations.

Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with Landlord’s mechanical installations.

ARTICLE 8

CONDITION AND CARE OF PREMISES

Except as otherwise provided in the Work Letter attached to this Lease as Exhibit D, Tenant’s taking possession of the Premises or any portion thereof pursuant to the terms of the Work Letter for construction of the Tenant Improvements shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in satisfactory condition. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises, the Building or Parcel One, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein or in the Work Letter. Except for any damage resulting from any wanton or negligent act of Landlord or its employees and agents, and subject to (a) the provisions of Article 15 hereof, and (b) Landlord’s obligations under Article 6 and otherwise under this Lease, Tenant, at its own expense, shall keep the Premises in good repair and tenantable condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, contractors, agents, invitees or licensees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage.

ARTICLE 9

RETURN OF PREMISES

9.01 Surrender of Possession. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks or vaults then remaining in the Premises, and, subject to the following paragraph, but without limiting Tenant’s obligations pursuant to Article 7 above or Article 12 below, Tenant shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in broom-clean condition, ordinary wear, loss or damage by fire or other insured casualty, and damage resulting from the act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the reasonable cost thereof to Landlord on demand.

9.02 Installations and Additions. All permanent installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements, except movable furniture and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord’s property and, upon termination of this

Lease by lapse of time or otherwise, or of Tenant’s right of possession without termination of this Lease, shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that if Landlord informed Tenant at the time Landlord approved such alteration or improvement (or, if no approval was required, at the time Tenant installed such item) that Tenant would be required to remove such item at the expiration or earlier termination of the Lease, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such of the installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements placed in the Premises by Tenant and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the reasonable cost thereof to Landlord on demand. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to remove any floor covering or remove any fastenings, paper, glue, bases or other vestiges and restore the floor surface to its previous condition.

9.03 Trade Fixtures and Personal Property. Tenant shall also remove Tenant’s furniture, machinery, safes, trade fixtures and other items of movable personal property of every kind and description from the Premises and repair any damage to the Premises caused thereby, such removal and restoration to be performed prior to the end of the Term or within thirty (30) days following termination of this Lease or Tenant’s right of possession, whichever is earlier. If Tenant fails to remove such items, Landlord may do so, and thereupon the provisions of Section 17.06 shall apply.

9.04 Survival. All obligations of Tenant under this Article shall survive the expiration of the Term or earlier termination of this Lease.

ARTICLE 10

HOLDING OVER

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant’s right to possession of the Premises, an amount which is one hundred fifty percent (150%) of the amount of Base Rent and Rent Adjustments for a day in the last month of the Term, based upon the monthly rate of Base Rent and the amount of Rent Adjustment Deposit due for the month immediately preceding such holdover period and beginning thirty (30) days after such holdover period begins, Tenant shall also pay all actual damages (but not consequential, special or punitive) sustained by Landlord by reason of such retention, provided in the event such holdover continues for in excess of three (3) months, Tenant shall be liable to Landlord for all Landlord’s damages on account of such holdover, actual as well as consequential. Acceptance by Landlord of rent after such termination shall not of itself constitute a renewal. Nothing contained in this Article shall be construed or shall operate as a waiver of Landlord’s right of reentry or any other right or remedy of Landlord.

ARTICLE 11

RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article 11 and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations set forth in Exhibit E attached to this Lease and made a part hereof and such other reasonable rules and regulations as may be adopted by Landlord from time to time, provided any such other rules and regulations do not materially interfere with Tenant’s use and enjoyment of the Premises (“Rules and Regulations”). Landlord shall give Tenant at least thirty (30) days’ notice (including a copy) of any new Rules and Regulations (except that notice of less than thirty (30) days shall be permitted in a situation in which more prompt action is reasonably required). Landlord shall use reasonable efforts to enforce the Rules and Regulations against the other tenants in the Building and shall not otherwise discriminate against Tenant in the enforcement of such Rules and Regulations. Landlord shall not be responsible for any non-observance of the Rules and Regulations by other tenants as long as Landlord uses reasonable efforts to enforce the Rules and Regulations if non-observance is causing interference with Tenant’s use of the Premises or the other rights and benefits afforded Tenant under this Lease. In the event of a conflict between such Rules and Regulations and the terms of this Lease, the terms of this Lease, in all incidents, shall control, govern and prevail.

ARTICLE 12

RIGHTS RESERVED TO LANDLORD

12.01 Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:

(a) To change the name or street address of the Building, provided Landlord will not:

(i) change the name of the Building or the Development to the name of any entity described in Article 36 hereof; or

(ii) change the formal mailing address of the Building or Development,

without first obtaining the written approval of Tenant. Tenant’s right of approval under this Section 11.01(a) shall be in effect only so long as Cole Taylor Bank or any subsidiary or affiliate thereof occupies at least 100,000 rentable square feet of office space in the Building. Notwithstanding anything to the contrary set forth in this Lease at no time during the Term of this Lease may Landlord name the Building after any tenant which leases less space in the Building than Tenant.

(b) To install and maintain signs on the exterior and interior of the Building, subject to Article 40 of this Lease;

(c) To prescribe the location and style of the suite number and identification sign or lettering for the Premises on any partial floors occupied by Tenant;

(d) To retain at all times pass keys to all areas within the Premises except the Secured Areas; provided, however, that Landlord shall not, except for delivery of janitorial services use such pass keys except in case of emergency, and Tenant shall not be required to provide pass keys to Secured Areas,;

(e) Subject to Tenant’s rights in Articles 36 and 39 of this Lease, to grant to anyone the exclusive right to conduct any business or render any service in the Building, or the nonexclusive right to use any premises in the Building for a use which is the same as or similar to the use expressly permitted to Tenant by Article 5;

(f) To (i) exhibit the Premises at reasonable hours selected by Tenant after receiving at least twenty-four (24) hours’ advance notice from Landlord, provided that Tenant may require that any person examining the Premises be accompanied by an employee of Tenant at all times, and provided further that Tenant may prohibit access to the Secured Areas of the Premises and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises;

(g) To enter the Premises at reasonable hours selected by Tenant (or referenced in Article 6 hereof) after receiving at least twenty-four (24) hours’ advance notice from Landlord, for reasonable purposes, including inspection and delivery of services or other service to be provided to Tenant hereunder, provided that Tenant may require that any person entering the Premises be accompanied by an employee of Tenant at all times, and provided further that Tenant may prohibit access to the Secured Areas of the Premises (provided the foregoing accompaniment requirement shall not be applicable to Landlord’s delivery of janitorial services as provided in Section 6.01(c));

(h) To require all persons entering or leaving the Building during such hours as Landlord may reasonably determine from time to time to identify themselves to security personnel by registration or otherwise in accordance with security controls, and to establish their right to enter or to leave in accordance with the provisions of Exhibit E. Landlord shall not be liable in damages for any error with respect to good faith admission to or eviction or exclusion from the Building of any person. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord;

(i) Subject to Tenant’s rights as provided elsewhere in this Lease, to regulate access to telephone, electrical and other utility closets in the Building;

(j) Subject to Tenant’s rights as provided elsewhere in this Lease, to control access to Common Areas and other non general public areas of the Building pursuant to Exhibit E;

(k) Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with materially or unreasonably, and provided further that all matters described in this Section 11.01(k) shall be performed at hours reasonably approved by Tenant after reasonable advance notice and at Landlord’s cost, (i) to rearrange, relocate, enlarge, reduce or change corridors, exits, entrances or other structures or facilities in or related to the Building or Common Areas, (ii) to decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or Common Areas or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, (iii) in connection therewith and subject to the limitations described on Exhibit H, to erect scaffolding and other structures reasonably required by the character of the work to be performed, and (iv) during such operations to enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements or additions, and in that connection, Landlord may temporarily close public entryways, other public spaces, portions of the parking structure, stairways or corridors in or around the Building or Common Areas, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, (x) Landlord shall perform the work described in this Section 11.01(k) in certain Operational Areas of the Premises only during the hours designated on Schedule 11 attached hereto, (y) Tenant shall have the right to require Landlord to be accompanied by an agent or employee of Tenant at all times while Landlord is working in the Operational Areas listed on Schedule 11, and (z) notwithstanding anything to the contrary contained herein, in the event Tenant requires Landlord to perform the work described in this Section 11.01(k) in non-Operational Areas of the Premises at hours outside of the time period from 6:00 a.m. and 4:30 p.m. for Tenant’s convenience (and not because such work would limit reasonable access to the Premises or interfere with the business of Tenant materially or unreasonably), then Tenant shall pay for the cost of overtime and any other additional expenses resulting from the hours designated by Tenant.

12.02 Use of Roof and Land. Except to the extent set forth in Sections 30.16 and 30.25 and Articles 37 and 40 hereof, Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, the Building Risers, all rights to the land and improvements below the improved floor level of the Premises, to the improvements and air rights above the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building, including but not limited to any risers and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein or otherwise granted by Landlord to Tenant in writing. This Lease does not grant any rights to light or air.

ARTICLE 13

ALTERATIONS

Tenant shall not make, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, any alterations, additions or improvements to the Premises that (i) could reasonably be expected to materially affect the structural integrity of the Building or the electrical, exhaust, mechanical, plumbing, HVAC, life safety or other utility or safety systems of the Building, or (ii) cost for any single Alteration in excess of $250,000 (each, a “Major Alteration”). Landlord’s consent shall not be required to be granted if Tenant is in Default (unless the construction of such Major Alteration will cure such Default). In the event Tenant intends to make a Major Alteration, Tenant shall deliver to Landlord for Landlord’s approval the plans and specifications for the Major Alteration, together with the names and addresses of possible contractors (an “Approval Request”). In the event Landlord fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the plans and specifications and the proposed contractors on or before ten (10) business days after receiving the Approval Request, Tenant may deliver to Landlord a second request for approval (a “Second Request”), and in the event Landlord fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the plans and specifications and the proposed contractors on or before three (3) business days after receiving the Second Request, such plans and specifications and the contractors shall be deemed approved. All alterations, additions and improvements, including but not limited to Major Alterations, shall be installed in a good, workmanlike manner and only new, high-grade materials shall be used. All Major Alterations shall be subject to Landlord’s reasonable scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with any Major Alterations, or other additions or improvements, except liabilities arising out of Landlord’s negligence or willful misconduct. Before commencing any work in connection with any Major Alterations, Tenant shall furnish Landlord with copies of all permits and licenses, the construction contract(s), and certificates of insurance naming Landlord as an additional insured from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with such Major Alterations. In addition, prior to commencing any alterations, additions and improvements in the Premises, Tenant shall obtain evidence of insurance from all vendors and contractors performing such work. Tenant shall permit

Landlord to supervise construction operations in connection with Major Alterations if Landlord requests to do so. Tenant shall pay the cost of all alterations, additions and improvements, as well as the cost of decorating and repairing any damage to the Building, including the Premises, occasioned by such alterations, additions and improvements, including the cost of labor and materials, and contractors’ profits, overhead and general conditions and shall reimburse Landlord within ten (10) days of demand for any reasonable third party out of pocket costs incurred by Landlord in conjunction with review of any Major Alteration (other than costs incurred by Landlord with respect to the Tenant Improvement Work, as defined in the Work Letter). Upon completing any Major Alterations, Tenant shall furnish Landlord with contractors’ affidavits in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations. Upon completing any alterations, additions and improvements which involve the moving or installation of any walls within the Premises, Tenant shall provide a copy of the plans for such work to Landlord.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.01 Assignment and Subletting. Subject to Tenant’s rights in Section 13.05, Tenant, without the prior written consent of Landlord shall not (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein by operation of law, (c) sublet the Premises or any part thereof, or (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 5 of this Lease or by anyone other than Tenant and Tenant’s agents and employees. Landlord has, notwithstanding the terms of subparagraph 30.19 hereof, the absolute right to withhold its consent, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

14.02 Rentals Based on Net Income. Without limiting the generality of the foregoing provisions of this Article, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

14.03 Tenant to Remain Obligated. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord’s reasonable out-of-pocket costs, charges and expenses, including reasonable attorneys’ fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication, which approval shall not be unreasonably withheld or delayed.

14.04 Tenant’s Notice; Landlord’s Right to Terminate. Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice) to assign this Lease or sublet all or any portion of the Premises. If Tenant intends to assign this Lease or sublease all or any portion of the Premises for the balance or Substantially the Balance of the Term (as hereinafter defined), and in the event any proposed assignee or sublessee is not an entity to whom Tenant has the right to assign the Lease or sublet the Premises without Landlord’s consent pursuant to Section 13.05 below, and if the transaction is a proposed sublet, and in conjunction with any other previous sublet consented to by Landlord, such proposed sublet in the aggregate exceeds twenty-five percent (25%) of the Premises or in the event of an Assignment of this Lease, Landlord shall have the one-time right as to the transaction in question, to be exercised by giving written notice to Tenant (“Recapture Notice”) within five (5) business days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and the Recapture Notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice, provided, however, in the event Tenant notifies Landlord within five (5) business days of receipt of the Recapture Notice of Tenant’s withdrawal of its request to sublease or assign the Premises (“Withdrawal Notice”), the Recapture Notice shall be of no further force and effect, Tenant shall not have the right to so sublease or assign the requested interest in the Premises and this Lease shall remain in full force and effect. In the event Tenant intends to sublease all or part of the Premises or assign this Lease to a third party, Tenant’s notice shall state the name and address of the proposed subtenant or assignee, contain a true and complete copy of the proposed sublease or assignment and contain sufficient information to permit Landlord to determine the financial responsibility and business of the proposed subtenant or assignee. If Tenant’s notice covers all of the space hereby demised, and if Landlord gives the Recapture Notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent and Tenant’s Proportionate Share as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises. For purposes of this Section 13.04, the term “Substantially the Balance of the Term” shall mean for more than ninety percent (90%) of the remainder of the then-current Term or for a period expiring with the last six (6) months of the then-current Term of the Lease.

14.05 Landlord’s Consent. If Landlord, upon receiving Tenant’s notice with respect to assignment or sublet of any such space, does not exercise its right, if any, to terminate as aforesaid, Landlord will, provided Tenant is not then in Default and provided Landlord’s consent is required pursuant to the terms of Article 13, not unreasonably withhold its consent to Tenant’s assignment of this Lease or subletting the space covered by its notice. In the event Landlord fails to respond to Tenant’s request for consent within five (5) business days of Landlord’s receipt of Tenant’s request for consent, Tenant may send Landlord a second request, and in the event Landlord does not respond to Tenant’s second request for consent within two (2) business days after Landlord’s receipt of Tenant’s second request, Landlord’s failure to respond to Tenant’s second request for consent shall be deemed consent by Landlord to the request so received by Landlord. Landlord shall not be deemed to have unreasonably withheld its consent to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because: (a) Tenant is then in Default; (b) any notice of termination of this Lease or termination of Tenant’s possession under Article 17 is currently in effect; (c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom and the proposed use thereof, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances; (d) the proposed use of the Premises by the subtenant or assignee does not conform with the use permitted by Article 5; (e) in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building; (f) the proposed subtenant or assignee would use the Premises for one of the Prohibited Uses (as defined in Article 36); or (g) any other lease of space in the Building which comprises at least two (2) full floors of the Building restricts rental of space in the Building to the proposed subtenant or assignee and such restriction was approved by Tenant at the time such other lease was executed, such approval not to be unreasonably withheld by Tenant (with Tenant exercising its approval rights taking into account whether such proposed restriction could likely materially adversely affect Tenant’s present or future ability to sublet any portion of the Premises or to assign this Lease); or (h) so long as the Building is less than 90% leased, during the period from the Commencement Date to the last day of the second lease year of the Term, the proposed assignment or sublease is to an occupant of the Building, unless Landlord is unable to accommodate such occupant’s needs, provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples. Notwithstanding anything herein to the contrary, Tenant shall have the right, without the consent of Landlord, but upon prior written notice to Landlord, (i) to assign its interest in the Lease or sublet all or a portion of its interest in the Premises to an affiliate, subsidiary or company related to Tenant, provided however, notwithstanding such assignment or sublease, Tenant shall remain fully liable for all obligations of Tenant hereunder or (ii) to assign this Lease to any successor by merger who acquires substantially all of the assets of Tenant or to a party which otherwise acquires substantially all of the assets of Tenant and in both cases whereby the surviving entity has a net worth equal to or better than Tenant at the time of such transaction and assumes in writing all obligations of Tenant under this Lease. In all such events, Tenant shall deliver a copy of such sublease or assignment to Landlord.

14.06 Profits. If Tenant, having first obtained Landlord’s consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof to an entity other than those described in the second-to-last sentence of Section 13.05, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as additional rent fifty percent (50%) of such excess rent or other monetary consideration (“Profits”) immediately upon receipt under any such assignment or, in the case of a sublease, (a) on the first day of each month during the term of any sublease the excess of all rent and other consideration due from the subtenant for such month over the Rent then paid to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then paid to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (b) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Premises or any part thereof at a rental less than that provided for herein, and provided further, Tenant shall have the right to deduct from such Profits its reasonable costs and expenses related to such sublet or assignment, including, but not limited to, the cost of Tenant improvements, free rent, concessions, brokers commissions, legal fees and other similar costs and charges.

14.07 Assignee to Assume Obligations. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument reasonably satisfactory to Landlord and furnished to Landlord not later than five (5) days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than five (5) days prior to the effective date of such sublease, and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord’s option and written request, will, at Landlord’s election, attorn to Landlord in the event this Lease terminates before the expiration of the sublease. Provided that Landlord has specifically approved in writing the credit worthiness of such subtenant (with such approval not to be unreasonably withheld), Landlord shall also agree to recognize such subtenant and not disturb the subtenant in its use and enjoyment of the subleased space so long as such subtenant is fulfilling all of the obligations of Tenant under this Lease (including payment of all Rent) attributable to the subleased portion of the Premises. Notwithstanding the foregoing, Landlord may elect to require such subtenant to pay the rent due under such sublease if it exceeds the Rent due under this Lease attributable to such subleased portion of the Premises.

ARTICLE 15

WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT

15.01 Tenant’s Waiver of Certain Claims. To the extent not prohibited expressly by law, Tenant releases Landlord and its agents and employees from, and waives all claims for, damages to person or property sustained by Tenant or by any occupant of the Premises, the Building or the Development, or by any other person, resulting directly or indirectly from fire or other casualty, or any existing or future condition, defect, matter or thing in or about the Premises, the Building or the Development or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Building or the Development, or from any act or neglect of any tenant or other occupant of the Building or the Development or any part thereof or of any other person, including Landlord and its agents, except to the extent such damages were a result of Landlord’s negligence or willful misconduct, or default beyond any applicable cure period by Landlord under this Lease. This Section shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature, except to the extent such damages were a result of Landlord’s negligence or willful misconduct. Tenant shall, prior to making any claim against Landlord pursuant to the terms of Section 14.07 hereof, use commercially reasonable efforts to recover any damages Tenant may have against Landlord from insurance coverage benefiting Tenant.

15.02 Damage Caused by Tenant’s Negligence or Willful Misconduct. Subject to the terms of Section 14.05 below, if any damage to the Premises, the Development or the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Building or the Development, results from any negligence or willful misconduct of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefor and Landlord, at its option, may repair such damage and Tenant, upon demand by Landlord, shall reimburse Landlord for all costs of such repairs and damages.

15.03 Tenant Responsible for Personal Property. All personal property belonging to Tenant or any occupant of the Premises that is in the Building, the Development or the Premises shall be there at the risk of Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

15.04 Tenant’s Indemnification. To the extent not prohibited expressly by law and except to the extent otherwise provided in Section 14.05 below, Tenant agrees to indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, costs, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses) for any: (i) death or personal injury to any persons, and (ii) damage to the Premises, Building or Development or theft, misappropriation or loss of property occurring in or about the Premises and the Development to the extent arising, in each instance referenced in subsection (i) or (ii), from Tenant’s occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, and (iii) any Default on the part of Tenant under the Lease. If any such proceeding is filed against Landlord or its agents and employees, Tenant agrees to defend each of Landlord or any of Landlord’s agents or employees, as the case may be, that is a party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord. In no event shall Tenant be obligated to indemnify Landlord or its agents or employees for any willful or negligent acts or negligent omissions of or breach of this Lease by Landlord or its agents or employees. Tenant’s obligations under this Section 14.04 shall survive the expiration or earlier termination of this Lease.

15.05 Landlord’s Waiver. Landlord shall, prior to making any claim against Tenant pursuant to the terms of Sections 14.02 or 14.04 hereof, use commercially reasonable efforts to recover any damages Landlord may have against Tenant from insurance coverage benefiting Landlord.

15.06 Damage Caused by Landlord’s Negligence or Willful Misconduct. Subject to the terms of the last sentence of

Section 14.01 hereof, if any damage to the Premises or any equipment or appurtenance therein, whether belonging to Tenant or to such subtenants or other occupants of the Premises, results from any negligence or willful misconduct of Landlord, its employees, agents, contractors, licensees or invitees, Landlord shall be liable therefor and Tenant, at its option and upon prior written notice to Landlord and Landlord’s failure to cure same within the time period allotted to Landlord pursuant to Section 30.13 hereof, may, to the extent such damage directly affects Tenant, repair such damage and Landlord, upon demand by Tenant, shall reimburse Tenant for all reasonable costs of such repairs and actual damages resulting therefrom.

15.07 Landlord’s Indemnity. To the extent not prohibited expressly by law, Landlord shall indemnify, defend and hold harmless the Tenant Related Parties from and against any and all claims, costs, damages, losses, liabilities and expenses, including without limitation reasonable attorneys’ fees and expenses, excluding however any actual, consequential or special damages arising out of Tenant’s inability to process all transactional activity and prepare and present a cash letter to the Federal Reserve Board and all other entities in a timely manner (“Special Damages”) for any: (i) death or personal injury to any persons, and (ii) damage to the Premises to the extent arising, in each instance referenced in subsection (i) or (ii), from the negligence or willful misconduct of Landlord, and (iii) default by Landlord under this Lease which is not cured within the applicable cure period set forth in Section 30.13 hereof. If any such proceeding is filed against any Tenant Related Party, Landlord agrees to defend the Tenant Related Party that is a party in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant. In no event shall Landlord be obligated to indemnify any of the Tenant Related Parties for any willful or negligent acts or negligent omissions of or breach of this Lease by any Tenant Related Party. Landlord’s obligations under this Section 14.07 shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, in the event Tenant is prevented from exercising its self-

help rights set forth in Section 6.03(b) hereof solely as a result of Landlord’s gross negligence or willful and wanton misconduct and as a result solely of the prevention of Tenant’s exercise of its self-help rights set forth in Section 6.03(b) hereof, Tenant incurs Special Damages, Landlord shall be liable therefore. Tenant agrees, notwithstanding Landlord’s gross negligence or willful misconduct in preventing Tenant’s exercise of its self-help rights pursuant to Section 6.03 hereof, Tenant shall take all commercially reasonable measures to mitigate and/or prevent the incurrence of Special Damages.

ARTICLE 16

DAMAGE OR DESTRUCTION BY CASUALTY

16.01 Damage Notice. If the Premises, the Building or the Common Areas are damaged by fire or other casualty and if such damage renders all or a substantial portion of the Premises or the Building untenantable or the Common Areas unusable, Landlord shall (a) on or before thirty (30) days after the date of such damage, deliver to Tenant a notice containing the estimate of a qualified licensed architect or general contractor doing business in the greater Chicago area of the length of time that will be required to substantially complete the repair and restoration of the Building and the Common Areas substantially to the condition that existed immediately prior to the casualty and the Premises to the condition ready for Tenant to restore the Tenant Improvements, with the Base Building Conditions described in Exhibit 1 attached to the Work Letter completed, and (b) with reasonable promptness, proceed to repair and restore the Building and the Common Areas to the condition described in Section 15.01(a), subject to the terms of Sections 15.02(a) and (c) below.

16.02 Right To Terminate. In the event of casualty to the Premises or the Building or the Common Areas, the parties shall have the following termination rights:

(a) If it is estimated that the amount of time required to substantially complete the repair and restoration of the Premises to the condition ready for Tenant to restore the Tenant Improvements, the Building or the Common Areas, as applicable, will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered Untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within thirty (30) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate).

(b) If Landlord does not actually complete its repairs and restoration of the Building, Common Areas and the Premises to the condition ready for Tenant to restore the Tenant Improvements on or before one year after the date of damage, subject to Force Majeure (as defined in Section 30.11), then Tenant may terminate this Lease on or before thirty (30) days after the anniversary of the date of damage (as such anniversary may be extended for Force Majeure);

(c) If damage rendering all or a substantial portion of the Premises, Common Areas or the Building untenantable occurs during the last two (2) years of the Term, then either party may terminate this Lease by giving the other party notice of such termination on or before thirty (30) days after the date of damage. Notwithstanding the foregoing, Tenant may void any such election by Landlord to terminate this Lease in the last two (2) years of the Term by exercising the Options (defined below), as applicable.

If any of the foregoing termination options are exercised, this Lease shall terminate as of the date of such notice. Unless this Lease is terminated pursuant to this Section 15.02, Landlord shall proceed with reasonable promptness to repair and restore the Premises to the condition ready for Tenant to restore the Tenant Improvements, the Building and the Common Areas, subject to Force Majeure, as defined in Section 30.11. Notwithstanding anything to the contrary set forth herein, Landlord shall have no duty pursuant to this Section to repair or restore any portion of the alterations, additions or improvements owned by Tenant and which are not affixed to the Premises or the Tenant Improvements or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration;

16.03 Abatement of Rent. In the event any fire or casualty damage not caused by the act or negligence of Tenant, its agents or employees, renders all or a portion of the Premises Untenantable and if this Lease is not terminated pursuant to Section 15.02 by reason of such damage, then Rent shall abate proportionately during the period beginning with the date of such damage and ending with the date which is the earlier of (a) one hundred twenty (120) days after Landlord tenders the Premises to Tenant in the condition required by Section 15.01 above for restoration of the Tenant Improvements or (b) the date Tenant commences conduct of business from the Premises. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises Untenantable (and which Tenant is actually not occupying) from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 15.02, Rent shall be apportioned on a per diem basis and shall be paid to the date prior to the date of the fire or casualty.

ARTICLE 17

EMINENT DOMAIN

If the entire Building, the Common Areas or a substantial part thereof, or any part thereof which includes twenty-five percent (25%) or more of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the Common Areas or the Land, the taking of which, in Landlord’s opinion, would prevent the economical operation of the Building, the Common Areas or the Development, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety (90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant’s leasehold but Tenant shall have the right to pursue against and receive from the condemning authority any separate award payable to Tenant.

ARTICLE 18

DEFAULT

18.01 Events of Default. The occurrence of any one or more of the following matters constitutes a “Default” by Tenant under this Lease:

(a) Failure by Tenant to pay any Base Rent, Rent Adjustments and Rent Adjustment Deposits within five (5) days after notice from Landlord;

(b) Failure by Tenant to pay, within ten (10) days after notice from Landlord to Tenant of failure to pay on the due date, any other moneys required to be paid by Tenant under this Lease (provided, however, that Tenant shall not be considered in Default in the event Tenant delivers to Landlord, on or before the due date, notice of Tenant’s reasonable objections to the amounts due and pays any amounts not in dispute; provided further, however, in the event Tenant disputes any such amount and fails to pay such disputed amount when due and it is later determined by agreement of the parties or judicial determination that Landlord is entitled to any disputed sums, Tenant shall be obligated to pay Landlord, in addition to the disputed sums, a late payment charge applicable thereto pursuant to Section 30.14 hereof and default interest pursuant to Section 30.08 hereof, and in addition thereto, Tenant shall reimburse Landlord for any reasonable attorneys’ fees incurred with respect to such dispute);

(c) An assignment or subletting in violation of Section 13.01;

(d) Failure by Tenant, within thirty (30) days after notice of failure, to comply with Tenant’s warranties, representations or covenants set forth in Article 26;

(e) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant (or, if such default cannot be cured or corrected within such thirty-day period, such longer period necessary to cure or correct such default, provided Tenant commences the cure or correction within such thirty-day period and pursues diligently the remedies or steps necessary to complete such cure or correction, provided that in no event shall Tenant have more than one hundred twenty (120) days after receipt of notice to complete the cure or correction);

(f) The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien with respect to such leasehold interest, which lien shall not be released, bonded over or discharged within sixty (60) days from the date of such filing;

(g) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

(h) A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

(i) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (i) by Tenant or (ii) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.

18.02 Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

(a) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

18.03 Right to Re-Enter. If Landlord exercises either of the remedies provided in Sections 17.02(a) or (b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be permitted by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. Landlord agrees, in no event shall Landlord lock-out Tenant and Landlord’s right to retake possession of the Premises and to remove any property therefrom shall only be exercised pursuant to a final, non-appealable court order granting possession to Landlord.

18. 04 Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Rent Adjustments and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term, provided further Landlord may accelerate amounts due hereunder for a period of up to one year at a time. In any such case, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate or reconstruct the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, reconstruction, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Rent Adjustments) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

18.05 Final Damages. If this Lease is terminated by Landlord pursuant to Section 17.02(a), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Rent Adjustments for the remainder of the Term pursuant to Article 4 of this Lease (not including any Option Periods that have not yet been exercised by Tenant), over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term (not including any Option Periods that have not yet been exercised by Tenant), such present worth to be computed in each case on the basis of a per annum discount in the amount of the rate of interest paid on 10 year U.S. Treasury Bonds which mature closest to the date that the Term of this Lease expires plus two percent (2%), from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated.

18.06 Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all reasonable expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

18.07 Assumption or Rejection in Bankruptcy. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

18.08 Right to Perform. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure is not cured on or before thirty (30) days after notice from Landlord (except in case of an emergency) Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as additional rent hereunder, the actual reasonable costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord’s written demand thereof accompanied by reasonable substantiation thereof. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of Default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment.

18.09 Waiver of Claim of Lien Upon Tenant’s Personal Property. Landlord hereby waives any claim of lien upon Tenant’s personal property and trade fixtures which are not fixtures within the Premises and, except to the extent of the rights set forth in Section 17.06 above, Landlord shall have no rights with respect to Tenant’s personal property.

ARTICLE 19

SUBORDINATION

19.01 Subordination. Landlord represents there is currently no mortgage on the Land or Building. Landlord hereafter from time to time may execute and deliver a first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a “First Mortgage”), against the Land and Building or any interest therein or in the Development. If requested by the mortgagee or trustee under any First Mortgage, Tenant will either (a) subordinate its interest in this Lease to said First Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant’s rights and interests in this Lease superior thereto. Landlord agrees in the event any First Mortgagee elects to subordinate Tenant’s interest hereunder, such subordination shall be subject to Landlord’s delivery to Tenant of an agreement substantially in the form attached hereto as Exhibit I, or otherwise in a form reasonably acceptable to Tenant. Tenant covenants that it will not subordinate this Lease to any mortgage or trust deed other than a First Mortgage without the prior written consent of the holder of the First Mortgage.

19.02 Liability of Holder of First Mortgage; Attornment. It is further agreed that (a) if any First Mortgage is foreclosed, (i) the holder of the First Mortgage, ground lessor, or their respective grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be bound by any prepayment of Base Rent or Rent Adjustments which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building or Land and such liability shall not continue or survive after further transfer of ownership for liability related to events occurring after the date of transfer; and (iii) upon request of the mortgagee or trustee, if the First Mortgage is foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any First Mortgage, and Tenant will execute such instruments as may be reasonably necessary or appropriate to evidence such attornment; and (b) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to affect adversely in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the mortgagee or trustee under any First Mortgage of which Tenant has notice.

19.03 Short Form Lease. Should either party desire to record a short form of lease or should any prospective mortgagee require execution of a short form of lease for recording or a certification from Tenant concerning this Lease in such form as may be reasonably required by a prospective mortgagee, the parties agree to execute promptly such short form of lease or certificate and deliver the same to the requesting party within ten (10) business days following the request therefor.

ARTICLE 20

MORTGAGEE PROTECTION

Tenant agrees to give any holder of any First Mortgage, as defined in Section 18.01, against the Land or Building, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord has failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such thirty (30) days and is pursuing diligently the remedies or steps necessary to cure or correct such default; provided, however, in no event shall Landlord have more than a total of one hundred twenty (120) days after receipt of such notice from Tenant to cure or correct a default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such default. Notwithstanding the foregoing, Tenant shall not be required to give the holder of the First Mortgage notice of any matter described in Section 6.03 of the Lease, and the holder of the First Mortgage shall not have any additional time to comply with Landlord’s obligations described in Section 6.03.

ARTICLE 21

ESTOPPEL CERTIFICATE

The parties agree that from time to time within ten (10) business days of written request received from the other party, or the holder of any First Mortgage or any ground lessor, Landlord or Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to the requesting party a statement in writing signed by the non-requesting party substantially in the form attached as Exhibit J.

ARTICLE 22

SUBROGATION AND INSURANCE

22.01 Waiver of Subrogation. Landlord and Tenant agree to have all fire and extended coverage, other property damage insurance and Workers’ Compensation insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or to invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect).

22.02 Tenant’s Insurance. Tenant shall carry insurance during the entire Term hereof with coverages reasonably satisfactory to Landlord and issued by companies with a quality rating equal or better than A and with such increases in limits as Landlord may request from time to time (but no more than once every three (3) years), but initially Tenant shall maintain the following coverages in the following amounts:

(a) Comprehensive or commercial general liability insurance, including contractual liability, on an occurrence basis, in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence, covering Tenant as a named insured and Landlord and the managing agent for the Building and the respective officers, directors, shareholders, partners, agents and employees of each of the foregoing as additional insureds.

(b) Insurance against fire, sprinkler leakage and vandalism, and the extended coverage perils for the full replacement cost of all non-affixed additions, improvements and alterations to the Premises owned or made by Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

(c) Workers’ Compensation with not less than statutory minimum limits as they apply to the State of Illinois.

(d) Improvements and Betterments Insurance against “special perils” (including sprinkler leakage, if applicable) for the full replacement cost of all additions, improvements and alterations made to the Premises by Tenant, including but not limited to the Tenant Improvements, and all other items of Tenant’s property in the Premises.

22.03 Landlord’s Insurance. Landlord shall maintain the following insurance at all times until the expiration of the Term:

(a) Property insurance including, but not limited to, fire, sprinkler leakage, vandalism, terrorism (at Landlord’s election), mold-related coverage (at Landlord’s election), and all other risks of direct physical loss as insured against under special broad form coverage endorsement for the full replacement cost of the Building (excluding Tenant Improvements and alterations made by or on account or at the request of Tenant). Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value of the Building (exclusive of foundations and footings, the Tenant Improvements and any alterations made by Tenant and other tenants of the Building) and in amounts that meet any coinsurance clause of the policies of insurance.

(b) Commercial General Liability Insurance (with broad form commercial liability endorsement, including contractual liability insurance and bodily injury liability and terrorism (at Landlord’s election) and mold-related coverage (at Landlord’s election) with respect to the Development covering, without limitation, any liability for bodily injury, personal injury, including death, and property damage with limits at least equal to those required to be carried by Tenant.

Landlord shall, from time to time, upon request of Tenant, furnish to Tenant certificates of insurance evidencing such coverage.

22.04 Failure to Insure. Without limiting Landlord’s and Tenant’s remedies set forth in this Lease, if either party fails to maintain any insurance which such party is required to maintain pursuant to this Section 21, such party shall be liable to the other party for any loss or costs to such party resulting from such failure to maintain.

22.05 Certificates of Insurance. Each party shall furnish to the other party, prior to the commencement of the Term, policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be reduced, canceled or not renewed without at least thirty (30) days’ prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and in that case, only ten (10) days’ prior written notice shall be sufficient). All policies of insurance shall be endorsed to be primary and non-contributory to all insurance available to the other party. All insurance obtained by each party shall be with insurance companies rated A or better as to quality.

22.06 Compliance with Requirements. Tenant shall comply with all laws and ordinances applicable to Tenant’s use and occupancy of the Premises and Tenant shall be obligated to make such repairs, replacements or alterations to the Premises as may be required by such laws and ordinances: (i) attributable to Tenant’s particular manner of use of the Premises or (ii) otherwise relating to any Tenant Improvements (as defined in the Work Letter) or any alterations made by Tenant; provided, however, that Landlord shall be obligated to make such repairs, replacements or alterations to the Building, including the Premises (other than to the Tenant Improvements and alterations made by Tenant or which are Tenant’s obligations as set forth above) as may be required from time to time by laws and ordinances applicable to buildings (including the Building) generally and not attributable to Tenant’s particular manner of use of the Premises, and Landlord may include the cost thereof in Expenses, to the extent not prohibited under Article 4 of this Lease. Tenant shall not make, directly or indirectly, any use of the Premises which may be prohibited thereby, which may be dangerous to person or property, which may jeopardize any insurance coverage or which, except for Tenant’s initial use of the Premises, may increase the cost of insurance or require additional insurance coverage, unless Tenant agrees to pay for any such increase or additional coverage.

ARTICLE 23

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of either party to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord’s rights under Article 9, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right to possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, either party may receive and collect any moneys due from the other party, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

ARTICLE 24

AUTHORITY TO EXECUTE LEASE

In case Tenant is a corporation (or Illinois banking corporation), (a) Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof and (b) Tenant shall deliver to Landlord or its agent, on or before fifteen (15) business days after the delivery of this Lease executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing

Tenant’s execution and delivery of this Lease and the performance of Tenant’s obligations hereunder. Landlord (x) represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof, and (y) if Tenant so requests, Landlord shall deliver to Tenant or its agent, concurrently with the delivery of this Lease executed by Landlord, certified resolutions of the board of directors (and shareholders, if required) authorizing Landlord’s execution and delivery of this Lease and the performance of Landlord’s obligations hereunder.

ARTICLE 25

REAL ESTATE BROKERS

Each party represents that it has dealt with and only with Staubach Midwest LLC and CB Richard Ellis, Inc. (individually or collectively, “Brokers”) (whose commissions shall be paid by Landlord pursuant to separate agreement) as broker in connection with this Lease and agrees to indemnify and hold the other party harmless from all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys’ fees, arising from any claims or demands of any other broker or brokers or finders other than Brokers for any commission alleged to be due such broker or brokers or finders in connection with its having introduced the indemnifying party to the Premises or having participated in the negotiation with the indemnifying party of this Lease. Each party shall, upon request from the other party, furnish the requesting party with an instrument executed by any broker which the non-requesting party may have dealt with other than Brokers waiving and releasing any and all liens or claims of lien that said broker may have in connection with the Premises or this Lease.

ARTICLE 26

NOTICES

All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, or sent by United States registered or certified mail, return receipt requested, postage prepaid, and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at 350 East Dundee Road, Wheeling, Illinois 60090, Attn: Thomas Paar (facsimile: 847/808-9475) prior to its occupancy of the Premises and at the Premises following its occupancy of the Premises, in either case with a copy to Jenner & Block, LLC, One IBM Plaza, Chicago, Illinois 60611, Attn: Donald I. Resnick (facsimile: 312/840-7656). Notices to or demands upon Landlord shall be addressed to Landlord at ORIX O’Hare II, Inc., c/o ORIX Real Estate Equities, Inc., 100 North Riverside Plaza, Suite 1400, Chicago, Illinois 60606, Attention: Mr. James H. Purinton (facsimile: 312/669-6464), with a copy to Ungaretti & Harris, 3500 Three First National Plaza, Chicago, Illinois 60602, Attention: James B. Smith, Esq. (facsimile: 312/977-4405). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one (1) business day after deposit with an overnight courier service, or (c) upon receipt or refusal of receipt after deposit in the United States mails, if mailed. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith. Notices and demands from Landlord to Tenant may be signed by Landlord or the managing agent for the Real Property or the agent of either of them.

ARTICLE 27

HAZARDOUS SUBSTANCES

27.01 Defined Terms.

(A) “Claim” shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and (iii) the costs and expenses of enforcing insurance, contribution or indemnification agreements.

(B) “Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Environmental Protection Act of Illinois (“IEPA”),

Ill. Rev. Stat. ch. 111½ , para. 1001 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

(C) “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; toxic mold; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law. “Hazardous Materials” shall not include normal office and cleaning supplies used in customary quantities, provided such supplies are used in compliance with Environmental Laws.

(D) “Manage” or “Management” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(E) “Release” or “Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.

(F) “Response” or “Respond” shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

27.02 Tenant’s Obligations with Respect to Environmental Matters. During the term of this Lease, (i) Tenant shall comply at its sole cost and expense with all Environmental Laws (including, without limitation, obtaining any governmental permits required with respect to the fuel storage tank for Tenant’s emergency generator and with respect to Tenant’s use of the generator and storage tank); and (ii) Tenant shall not discharge Hazardous Materials into drains or sewers except as may be permitted by law.

27.03 Landlord’s Obligations with Respect to Environmental Matters. During the term of this Lease, Landlord shall, with respect to the Building (other than the Premises) and Common Areas, comply at its sole cost and expense with all Environmental Laws. Exhibit K identifies all Environmental assessment reports previously obtained by Landlord related to the Building and Common Areas. To Seller’s actual knowledge, the Building and Common Areas are currently in substantial compliance with all Environmental Laws. For purposes hereof, the actual knowledge of Seller shall be deemed to be limited to the actual (as opposed to imputed) knowledge of John Ehle.

27.04 Copies of Notices. During the term of this Lease, each party shall provide the other party promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Illinois Environmental Protection Agency, or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Premises (or the Development or any part thereof); (ii) the imposition of any lien on the Premises (or the Development or any part thereof); (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.

27.05 Landlord’s Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Article 26 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

27.06 No Hazardous Materials. Landlord hereby grants Tenant the right to perform (at Tenant’s sole cost and expense) prior to the commencement of construction of Tenant’s Improvements a so-called “Phase I” environmental inspection, including toxic mold, provided there shall be no so-called “Phase II” testing without Landlord’s consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant shall deliver to Landlord the results of any such report or testing promptly upon receipt. Tenant further agrees to keep the results of any such report confidential, subject to the provisions of applicable law.

ARTICLE 28

[Intentionally Omitted]

ARTICLE 29

[Intentionally Omitted]

ARTICLE 30

TITLE AND COVENANT AGAINST LIENS

30.01 Liens. Landlord’s title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which shall encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises, the Building, the Development, the Land or against Tenant’s leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building, the Development or the Land, and any and all liens and encumbrances created by Tenant shall attach only to Tenant’s interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same or cause the same to be bonded over within twenty (20) days after notice of such lien, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord’s payment thereof at the Default Rate (as defined in Section 30.08) for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. Tenant agrees to indemnify, hold harmless and defend Landlord from any loss, cost, damage or expense, including attorney’s fees, arising out of any lien claim or out of any other claim relating to work done or materials supplied to the Premises at Tenant’s request or on Tenant’s behalf. Tenant shall remove or cause to be bonded over any filed lien within twenty (20) days after notice of the filing of such lien. Nothing in this Section 29.01 shall be deemed to prohibit or limit Tenant’s right to contest a lien filed against the Premises, the Building, the Development, the Land or against Tenant’s leasehold interest in the Premises, provided if Tenant fails to so remove or cause to be bonded over such lien within twenty (20) days, Tenant shall not be in default hereunder if Tenant delivers to Landlord security reasonably satisfactory to

Landlord to enable Landlord to protect its interests against such lien and to pay off such lien in the event any action is taken to foreclose any such lien.

30.02 Covenant of Quiet Enjoyment. Landlord represents and warrants that as of the date hereof Landlord is the owner in fee simple of Parcel One. Landlord further agrees that (a) provided Tenant is not then in Default, Tenant shall, during the Term and all extensions, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements of the Lease free from molestation or hindrance by Landlord or any other person, except claiming, by, through or under Tenant; (b) in the event Tenant elects to obtain a leasehold policy with respect to its leasehold interest in the Premises, Landlord shall execute any documents reasonably requested by Tenant or the title company in connection with such leasehold policy; and (c) Landlord will not permit any lien to be filed against Tenant’s leasehold estate, and in the event such a lien is filed, Landlord shall remove or cause to be bonded over any filed valid lien within twenty (20) days after notice of the filing of such lien.

ARTICLE 31

MISCELLANEOUS

31.01 Successors and Assigns. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

31.02 Modifications in Writing. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

31.03 No Option; Irrevocable Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

31.04 Definition of Tenant. The word “Tenant” whenever used herein shall be construed to mean the party named above as Tenant or any one or more of them in all cases where there is more than one party named above as Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one party named above as Tenant, the liability of each shall be joint and several.

31.05 Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

31.06 Headings. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

31.07 Time of Essence. Time is of the essence of this Lease and of all provisions hereof.

31.08 Default Rate of Interest. All amounts, including, without limitation, Base Rent and Rent Adjustments, owed by Tenant to Landlord pursuant to a Default under any provision of this Lease shall bear interest from the date of such Default until paid at the annual rate (“Default Rate”) of three percent (3%) in excess of the rate of interest announced from time to time by Bank One at Chicago, Illinois, as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes, unless a lesser rate is then the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. All amounts owed by Landlord to Tenant pursuant to a default by Landlord pursuant to any provision of this Lease shall bear interest at the Default Rate from the date of such default until paid.

31.09 Severability. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease. All terms and conditions hereof which by their nature are intended to survive the expiration of the Term shall in fact continue in accordance with the terms hereof.

31.10 Entire Agreement. All understandings and agreements, oral or written, previously made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and its agents and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

31.11 Force Majeure. If Landlord or Tenant fails to perform timely any of the terms, covenants or conditions of this Lease to be performed by Landlord or Tenant (except the payment of monetary obligations and the maintenance of insurance) and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, or any other cause beyond the reasonable control of Landlord or Tenant (any, a “Force Majeure” occurrence), then Landlord or Tenant, as the case may be, shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord or Tenant, as the case may be, provided for herein shall, subject to the terms hereof, be extended by the period of delay resulting from such cause (provided, however, in no event shall any time period be extended more than one hundred twenty (120) days as a result of a Force Majeure occurrence).

31.12 Tenant Financial Statements. Upon request of Landlord, Tenant shall, within ten (10) days of such request, deliver to Landlord Tenant’s most current existing audited financial statements, provided, however, that Landlord may request financial statements no more than once per year unless there is a Default or Landlord is selling or refinancing the Building.

31.13 Landlord Default. Subject to Force Majeure and Tenant’s rights pursuant to Section 6.03 of this Lease, Tenant agrees Landlord shall have thirty (30) days after written notice by Tenant to Landlord of any Landlord default hereunder (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such thirty (30) day period and is pursing diligently the remedies or steps necessary to cure or correct such default, provided that in no event shall Landlord have more than one hundred twenty (120) days in total to cure or correct a default) to cure such default.

31.14 Late Payment Charge. In addition to Landlord’s right to charge interest in accordance with the terms of Section 30.08 hereof with respect to past due amounts owed by Tenant to Landlord pursuant to the terms of this Lease, Tenant shall pay Landlord a late payment charge equal to three percent (3%) of any Base Rent, Rent Adjustment payment or other amount due hereunder which is not paid on or before ten (10) days after the date due.

31.15 Negotiated Lease. This is a commercial lease and has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and both parties agree and represent each to the other that they have had the opportunity to obtain counsel of their own choice to represent them in the negotiation and execution of this Lease, whether or not either or both have elected to avail themselves of such opportunity. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

31.16 Risers Usage and Removal of Telecommunication Wires. (a) Landlord agrees that four (4) riser sleeves, each at least four inches (4”) in diameter (“Exclusive Riser Sleeves”) serving floors 5-8 of the Premises will be reserved for Tenant’s exclusive use for providing communications wiring to the Premises provided Landlord shall only be required to provide Tenant with one (1) such Exclusive Riser Sleeve to connect the Premises to the roof of the Building. Landlord shall not be responsible in any way for the maintenance or repair of any communications and other facilities installed and located in the Exclusive Riser Sleeves. Any facilities or equipment installed in the Exclusive Riser Sleeves shall comply with all codes, ordinances, statutes and other laws and regulations applicable to such facilities and the rules and regulations of the Building, and shall not cause any damage, loss, injury, interference or other adverse impact on any existing facilities in the Building. Tenant hereby indemnifies and holds Landlord harmless for any loss, cost, damage, claim, injury or other liability arising out of the installation, operation and removal of any facilities in connection with the Exclusive Riser Sleeves.

(b) Within ten (10) days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to:

(i) Retain any or all wiring, cables, risers, and similar installations appurtenant thereto installed by Tenant in the risers of the Building (“Wiring”);

(ii) Remove any or all such Wiring in the Risers and restore the risers to their condition existing prior to the installation of the Wiring (“Wire Restoration Work”). Landlord shall, to the extent such Tenant’s Wiring is located in the Exclusive Riser Sleeves, perform such Wire Restoration Work as it relates to such Sleeves at Tenant’s sole cost and expense; or

(iii) Require Tenant to perform the Wire Restoration Work with respect to the Exclusive Riser Sleeves at Tenant’s sole cost and expense.

31.17 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered additional rent hereunder, and, except for items of additional rent for which notice or demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction, except as otherwise expressly provided in this Lease.

31.18 No Accord or Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sum and to pursue any other remedy provided in this Lease.

31.19 Approval and Consent. Whenever this Lease provides for approval or consent by Landlord or Tenant, such approval or consent shall not be unreasonably, withheld, delayed or conditioned (except as otherwise expressly provided in this Lease).

31.20 Tenant Supplemental Cooling. Tenant shall have the right (but not the obligation) to tap into the Building’s condenser water riser (“Water Riser”), in a manner designated by Landlord and reasonably acceptable to Tenant, and in the location shown on Exhibit C, to access condenser water for supplemental cooling. Tenant agrees to pay Landlord, within thirty (30) days of Tenant’s exercising its right to tap into the Water Riser, a one-time tap on fee (“Tap Fee”), which shall be the sole property of Landlord, of Twelve Thousand Dollars ($12,000) per floor or partial floor.

Except for the Tap Fee, Tenant shall not be obligated to pay Landlord any fee for Tenant’s use of the Building’s supplemental cooling riser system, which system shall be generally available for Tenant’s use twenty-four (24) hours a day, seven (7) days a week. Notwithstanding the foregoing, Landlord shall have the right, upon two (2) business days’ notice to Tenant (except in an emergency, in which event no notice is required) to cease operation of the supplemental cooling system for repairs and maintenance, provided that Landlord performs such repairs and maintenance at hours designated by

Tenant, and Tenant shall pay any additional costs associated with performing such work during non-business hours. Tenant shall be solely responsible for the cost of connection to the Water Riser and supplemental cooling equipment within the Premises.

31.21 Automation System. Tenant acknowledges Landlord has installed a Building Automation System related to Building HVAC and life support systems. Tenant further acknowledges HVAC and life support systems incorporated by Tenant into the Premises must be fully compatible with the Building Automation System, including the use of Landlord-selected manufacturers equipment required for proper interface or controls.

31.22 Building Amenities. Landlord agrees, so long as occupancy of the Premises by Cole Taylor Bank and/or its subsidiaries or affiliates exceeds 100,000 rentable square feet, it shall, at substantially all times during the Term cause the continued operation and maintenance of (a) the deli (or another substitute restaurant) to be located on the first floor of the Building (Tenant acknowledging, however, there may be times during remodeling of the deli or during a change in the vendor operating the deli during which the operation of the deli may be suspended), and (b) the Building fitness center, both as more fully described on Exhibit L attached hereto.

31.23 Building Shuttle. Landlord shall, as an Expense, provide a shuttle service upon a schedule reasonably determined by Landlord, to accommodate Tenant’s employees and employees of other tenants of Parcel One to and from the River Road CTA station to the Building. In addition, Landlord shall, as an Expense, provide to Tenant’s employees a reasonable, on-demand, shuttle service to O’Hare Airport.

31.24 Emergency Power Generator. Tenant shall have the right, and Landlord hereby approves Tenant’s right, to install and maintain during the Term an emergency power generator and fuel storage tank in the location outside the Building designated on Exhibit A to provide emergency electric service to the Premises. At Tenant’s election, Tenant may construct a reasonable enclosure for the generator and fuel storage tank. The size, capacity, style, performance and other characteristics of such generator, and its appearance, are all subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall obtain and furnish to Landlord any permits and approvals required by governmental bodies prior to commencing installation of such a generator, and if requested by Landlord upon approval of the generator, Tenant shall remove any such generator and fuel storage tank at the end of the Term and repair any damage caused by such removal, all at Tenant’s sole cost and expense. Tenant shall be solely responsible for the maintenance, operation and repair of such generator, and Tenant hereby indemnifies and holds Landlord harmless for any loss, cost, damage, claim, injury or other liability arising out of the installation, operation and removal of such generator, except for loss, cost, damage, claim, injury or other liability resulting from Landlord’s negligence or willful misconduct. Tenant shall not be obligated to pay any additional Rent to Landlord for the use of the space on which the emergency power generator or fuel storage tank is located.

31.25 Supplemental HVAC. Tenant shall have the right to install, maintain and operate two (2) 100-ton supplemental HVAC units on the roof of the Building and connect such unit(s) to the Building’s chilled water supply for the purpose of providing additional cooling to the Premises. Landlord shall provide, at Tenant’s cost, in a location to be mutually agreed upon by the parties, exclusive dedicated wet column penetration for the purpose of running chilled water to and from each floor of the Premises and the roof of the Building. The style, performance and other characteristics of the supplemental HVAC units, and their location and appearance, are all subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed. Tenant shall install and maintain the supplemental units at its expense, and the installation shall be completed in a good and workmanlike manner and the operation thereof shall be in accordance with all codes, ordinances, statutes and other laws and regulations, and shall not cause or result in any damage to the roof of the Building. All repair and maintenance of the supplemental units and all operation thereof shall be the sole obligation of Tenant. At the termination of this Lease, if requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, remove the supplemental HVAC units and restore the roof to the condition that existed prior to installation of the units. Tenant hereby indemnifies and holds Landlord harmless for any loss, cost, damage, claim, injury or other liability arising out of the installation, operation and removal of any such supplemental HVAC units. Tenant shall also be responsible for any additional electric cost for the operation of said units and the pumping of chilled water to the Premises.

31.26 Right of Way Rights. Tenant shall have the right to locate underground conduits to the Building for purposes of connecting cabling and fiber optic materials to Tenant’s facilities in the Premises and the Building. The location and plans and specifications for installation of such conduits shall be reasonably approved by Landlord. All repair and maintenance of such conduits shall be performed by Tenant. At the termination of the Lease, if requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, remove the conduits and restore the property to the condition that existed prior to installation of the conduits.

31.27 Prevailing Party. In case either party (the “Defendant”) shall, without fault on its part, be made a party to any litigation commenced by or against the other, then such other party shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by the Defendant in connection with such litigation. The losing party, which shall be the party against whom a judgment has been obtained for which appeals have expired or the party acknowledging in writing it is the losing party, shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by the prevailing party in enforcing any of the losing party’s covenants and agreements in this Lease. Such costs, expenses and reasonable attorney’s fees shall be paid for upon demand.

31.28 Master Declaration. Landlord hereby represents and warrants to Tenant the following: (a) Tenant’s intended use of the Premises, as indicated in Article 5 of this Lease, is permitted under the Master Declaration; (b) notwithstanding anything to the contrary contained in the Declaration, Tenant may install on Parcel One an emergency generator power source which will store more than 1,000 gallons of fuel; and (c) to Landlord’s knowledge, Landlord is currently complying with the terms and conditions of the Master Declaration and Landlord shall use commercially reasonable efforts to comply with the terms of the Master Declaration throughout the Term.

31.29 Landlord’s Generator. During the Term, Landlord agrees to exercise the Building’s generator as often as required by the manufacturer’s specifications.

30.30 Labor Relations. Landlord and Tenant shall conduct their respective labor relations with their respective contractors, subcontractors and employees in an effort to avoid strikes, picketing and boycotts of, on or about the Premises, Building and Common Areas.

ARTICLE 32

AMERICANS WITH DISABILITIES ACT

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”), establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal. Tenant’s Architect (as defined in the Work Letter) shall design the Premises to comply with ADA requirements and Tenant shall throughout the Term be responsible for the Premises’ compliance therewith. Landlord shall be responsible for the Building’s continuing compliance with ADA, excluding the Premises. Landlord represents and warrants to Tenant, to Landlord’s knowledge as of the date hereof, the Common Areas of the Building and Parcel One are currently in compliance with ADA.

ARTICLE 33

EXPANSION OPTIONS

33.01 First Expansion Space. For purposes of this Lease, “First Expansion Space” shall mean all or any portion (subject to Landlord’s reasonable approval of the location of the portion, if any, of the First Expansion Space which does not constitute a full floor) of the ninth (9th) floor of the Building. Landlord represents that the rentable square footage of the entire ninth (9th) floor is 25,629 rsf. To the extent Tenant, pursuant to the terms of Subsection 32.02 hereof, elects to lease a portion of the ninth (9th) floor, the rentable square footage of such partial floor shall be determined by Landlord’s architect pursuant to BOMA/ANSI Z65.1 – 1996 standard with application of a 1.1476 rentable to useable factor.

33.02 First Expansion Option. Subject to the limitations set forth herein, Tenant shall have the option (the “First Expansion Option”), to be exercised by written notice of such exercise by Tenant to Landlord on or before the date which is thirty (30) days after the date of this Lease (the “Expansion Notice”), to lease all or any portion of the First Expansion Space effective on the Commencement Date, provided that on the date

Tenant exercises the First Expansion Option Tenant is not in Default (or if Tenant is in Default, Landlord has elected in writing to permit the Expansion Option to occur). Notwithstanding the foregoing, if Landlord delivers a letter of intent signed by a prospective tenant for all or a portion of the First Expansion Space containing terms acceptable to Landlord, then Tenant shall only have five (5) business days after receipt of such letter of intent from Landlord to provide Landlord with the Expansion Notice. To the extent Tenant elects to exercise its First Expansion Option to less than all of the First Expansion Space, Tenant shall exercise its rights in a fashion which shall maintain marketability with respect to that portion of the First Expansion Space not leased by Tenant.

33.03 Term; Failure to Exercise. If Tenant timely and properly exercises the First Expansion Option, the lease term for the First Expansion Space shall commence on the Commencement Date and shall be coterminous with the Term (including all extensions) for the original Premises demised under this Lease. If Tenant does not timely or properly exercise the First Expansion Option, Landlord may, subject to the terms of Article 33 hereof, at any time thereafter lease the First Expansion Space to any third party on such terms and conditions as are acceptable to Landlord without any further Expansion Option rights of Tenant to lease such space.

33.04 Terms. If Tenant exercises the First Expansion Option, (A) the annual rate of Base Rent per square foot of Rentable Area of the First Expansion Space shall initially be Sixteen Dollars ($16.00) per rentable square foot of the First Expansion Space leased by Tenant for the period commencing on the first anniversary of the Commencement Date and ending on the day prior to the second anniversary of the Commencement Date and the Base Rent rate shall thereafter, for the balance of the initial Term of this Lease, be increased annually by three percent (3%) per annum in excess of the base rental rate applicable to the prior twelve (12) month period. Landlord agrees provided no Default then exists, to abate monthly Base Rent, Tax Adjustment, Common Area Adjustment and Expense Adjustment for the twelve (12) months commencing on the Commencement Date and ending on the day prior to the first anniversary of the Commencement Date; and (B) Tenant’s Proportionate Share shall be increased to an amount equal to the quotient of (x) the total Rentable Area leased by Tenant in the Building being the sum of the total Rentable Area of (a) the original Premises plus (b) the Rentable Area of any Expansion Space leased by Tenant plus (c) the Rentable Area of any portion of the Building leased by Tenant pursuant to Tenant’s Right of First Offer divided by (y) the Rentable Area of the Building.

33.05 Condition, Allowance. The First Expansion Space shall be subject to all the terms and conditions of the Work Letter, as modified to reflect the additional rentable space footage applicable to the First Expansion Space. If the ninth (9th) floor is leased in its entirety by Tenant, Tenant shall be granted a fifth Exclusive Riser Sleeve. If Tenant leases less than the entire ninth (9th) floor, Tenant will be given non-exclusive rights to a shared riser sleeve serving such floor.

33.06 Additional Terms. All of the terms and provisions of this Lease shall apply with respect to the lease by Landlord to Tenant of the First Expansion Space.

33.07 Amendment. If Tenant exercises the First Expansion Option, Landlord and Tenant shall promptly execute and deliver an amendment to this Lease reflecting the lease by Landlord to Tenant of the First Expansion Space on the terms herein provided and other conforming modifications necessitated by Tenant’s exercise of the First Expansion Option.

33.08 Second Expansion Space. For purposes of this Lease, “Second Expansion Space” shall mean that certain space containing, at Landlord’s election, between ten to fifteen thousand (10,000-15,000) rentable square feet of office space contiguous to the Premises, as same is constructed as of the Commencement Date, as designated by Landlord by notice to Tenant on or before six (6) months prior to the Delivery Date (as hereinafter defined) (“Landlord Expansion Notice”). Notwithstanding the foregoing, if Tenant has exercised the First Expansion Option, then the Second Expansion Space shall be space located on the ninth (9th) floor of the Building which is contiguous to the First Expansion Space (provided there is at least 10,000 rentable square feet of space located on the ninth (9th) floor which is not part of the First Expansion Space). Landlord’s Expansion Notice shall also specify (i) the delivery date of possession of the Second Expansion Space, which delivery date shall be within the sixty-first (61st) to seventy-second (72nd) month of the Term (“Delivery Date”), (ii) Landlord’s determination of the Fair Market Rental Value (as defined in Schedule 6, attached) applicable to the Second Expansion Space, (iii) any allowances or rent concessions being offered by Landlord with respect to the Second Expansion Space and (iv) the base year, if other than a full pass through, for Expenses, Common Area Charges and Taxes applicable to the Second Expansion Space.

33.09 Second Expansion Option. Subject to the limitations set forth herein, Tenant shall have the option (the “Second Expansion Option”) to be exercised by written notice of such exercise by Tenant to Landlord within thirty (30) days of Tenant’s receipt of the Landlord Expansion Notice to lease the Second Expansion Space effective on the Second Expansion Space Commencement Date (as hereinafter defined), provided that on the date Tenant exercises the Second Expansion Option Tenant is not in Default (or if Tenant is in Default, Landlord has elected in writing to permit the Second Expansion Option to occur). Tenant shall not have the right to exercise the Second Expansion Option as to less than the entire Second Expansion Space.

33.10 Term; Failure to Exercise. If Tenant timely and properly exercises the Second Expansion Option, Tenant’s obligation to pay Rent for the Second Expansion Space shall commence on the earlier of (i) the date which is four (4) months subsequent to the date Landlord delivers the Second Expansion Space to Tenant or (ii) the date Tenant commences business operations from the Second Expansion Space (“Second Expansion Space Commencement Date”), and the lease term for the Second Expansion Space shall be coterminous with the Lease Term (including all extensions) for the original Premises demised under this Lease. If Tenant does not timely or properly exercise the Second Expansion Option, Landlord, subject to the terms of Article 33 hereof, may at any time thereafter lease the Second Expansion Space to any third party on such terms and conditions as are acceptable to Landlord without any further Expansion Option rights of Tenant to lease such space.

33.11 Terms. If Tenant exercises the Second Expansion Option, (A) the annual rate of Base Rent per square foot of Rentable Area of the Second Expansion Space shall be the Fair Market Rental Value (as defined in Schedule 6 attached hereto) as set forth in Landlord’s Expansion Notice or if disputed by Tenant, determined in accordance with Schedule 6 hereof; and (B) Tenant’s Proportionate Share shall be increased to an amount equal to the quotient of (x) the total Rentable Area leased by Tenant in the Building being the sum of the total Rentable Area of (a) the original Premises plus (b) the Rentable Area of any of the First Expansion Space leased by Tenant plus (c) the Rentable Area of any portion of the Building leased by Tenant pursuant to Tenant’s Right of First Offer minus the Rentable Area of the First Contraction Space or the Second Contraction Space, if applicable, divided by (y) the Rentable Area of the Building.

33.12 Condition, Allowance. The Second Expansion Space shall be subject to all the terms and conditions of the Work Letter as modified to reflect the factual elements applicable to the Second Expansion Space, except any tenant improvement allowance, if any, shall be specified in the Landlord Expansion Notice. Except as to any tenant improvement allowance so specified, Landlord shall have no obligation to modify or improve the Second Expansion Space which shall be delivered to Tenant in then as-is condition, but with the modified Base Building Conditions (as described in Schedule 12 hereof) completed by Landlord at its sole cost and expense.

33.13 Additional Term. Except as otherwise provided herein, all of the terms and provisions of this Lease shall apply with respect to the lease by Landlord to Tenant of the Second Expansion Space.

33.14 Amendment. If Tenant exercises the Second Expansion Option, Landlord and Tenant shall promptly execute and deliver an amendment to this Lease reflecting the lease by Landlord to Tenant of the Second Expansion Space on the terms herein provided and other conforming modifications necessitated by Tenant’s exercise of the Second Expansion Option.

33.15 Termination. The Second Expansion Option granted in this Article 32 shall automatically terminate and become null and void upon the earlier to occur of (A) the termination of Tenant’s right to possession of the Premises, or (B) the failure of Tenant to timely or properly exercise the Second Expansion Option.

ARTICLE 34

RIGHT OF FIRST OPPORTUNITY

Subject to the existing tenants’ rights identified on Schedule 7 (“Existing Rights”), provided Tenant is not in Default as of the date Tenant notifies Landlord of its desire to exercise a Right of First Opportunity (as defined below), Tenant shall have a right of first opportunity prior to Landlord’s lease of the Right of First Opportunity Premises (defined below) to a third party through the end of the Term, as same may be extended pursuant to the terms of Article 34 hereof (“Right of First Opportunity”) to lease (a) any space contiguous to the Premises or (b) any other space in the Building which equals or exceeds fifty percent (50%) of a full floor (the “Right of First Opportunity Premises”), subject to the terms and conditions hereof. Notwithstanding the foregoing, the Right of First Opportunity shall not apply to any lease, the term of which is to commence within the last six (6) months of the Term of this Lease, as the same may be extended pursuant to the term of Article 34 hereof. Landlord shall, prior to Landlord’s lease of any of the Right of First Opportunity Premises, notify Tenant, in writing (“Landlord’s Notice”) (i) as to the date in the future (“Availability Date”) when such Right of First Opportunity Premises shall be available to Tenant, (ii) Landlord’s determination of the Fair Market Rental Value in accordance with Schedule 6, attached (“Landlord’s Notice”), (iii) any allowances or rent concessions being offered by Landlord with respect to the Right of First Opportunity Premises, (iv) and the base year, if other than a full pass through for Expenses, Common Area Charges and Taxes applicable to the Right of First Opportunity Premises. Tenant must notify Landlord, in writing, within twenty (20) days immediately following Tenant’s receipt of Landlord’s Notice of Tenant’s desire to exercise its Right of First Opportunity with respect to that portion of the Right of First Opportunity Premises designated in Landlord’s Notice (“Designated Space”). Tenant’s Right of First Opportunity must be exercised as to one hundred percent (100%) of the Designated Space upon the terms set forth in Landlord’s notice. If Tenant does not notify Landlord of its election to exercise its Right of First Opportunity with respect to the Designated Space within said twenty (20) day period, then, in such case, Tenant shall be deemed to have elected not to exercise its Right of First Opportunity with respect to the Designated Space and shall be deemed to have waived its Right of First Opportunity with respect to such Designated Space. Notwithstanding the foregoing, in the event the Designated Space is not leased to a third party at greater than or equal to ninety-five percent (95%) of the Fair Market Rental Value proposed in Landlord’s Notice on or before two hundred seventy (270) days after the date of Landlord’s Notice, Tenant’s Right of First Opportunity with respect to the Designated Space shall be deemed reinstated. In such event, Landlord shall notify Tenant of the reinstatement of Tenant’s Right of First Opportunity with respect to the Designated Space (“Reinstatement Notice”). Tenant shall have ten (10) days after receipt of the Reinstatement Notice to advise Landlord of its election to exercise its Right of First Opportunity. If Tenant does not notify Landlord of its election to exercise its Right of First Opportunity with respect to the Designated Space within said ten (10) day period, then, in such case, Tenant shall be deemed to have elected not to exercise its Right of First Opportunity with respect to the Designated Space and shall be deemed to have waived its Right of First Opportunity with respect to such Designated Space. If Tenant elects to exercise its Right of First Opportunity and so notifies Landlord of same within the aforesaid time periods, then, in such case, Tenant shall lease the Designated Space as of the Availability Date on the same terms and conditions contained in Landlord’s Notice except (i) Base Rent for the Designated Space shall be the then Fair Market Rental Value (“First Opportunity Base Rent”) as set forth in Landlord’s Notice or if disputed by Tenant, determined pursuant to Schedule 6 hereof, (ii) the term “Premises” for all purposes of the Lease shall include the Designated Space (iii) the numerator of Tenant’s Proportionate Share shall increase by the amount of the rentable area contained within the Designated Space (iv) the Designated Space shall (a) to the extent unimproved be delivered to Tenant in the then as-is condition with an allowance equal to allowance, if any, specified in Landlord’s

Notice (prorated to the extent the Term remaining herein is less than that set forth in Landlord’s Notice) and (iv) the term applicable to the Designated Space shall be the balance of the Term as of the date Landlord delivers the Designated Space to Tenant set forth in Landlord’s Notice (“Designated Space Possession Date”).

ARTICLE 35

OPTION TO RENEW

Provided this Lease is in full force and effect and provided further Tenant is not then in Default in the payment of Base Rent or Rent Adjustment Deposits, nor in Default as of any Renewal Commencement Date (as defined herein), Tenant is hereby granted two (2) successive options (the “Options”) to extend the Term of this Lease on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for two (2) additional five (5) year periods (the “Option Periods”), which first option period (“First Option Period”) shall commence upon the day after the expiration of the initial Term (the “First Renewal Commencement Date”) and end on the day before the fifth (5th ) anniversary of the First Renewal Commencement Date and which second option period (“Second Option Period”) shall commence upon the day after the expiration of the First Option Period (“Second Renewal Commencement Date”) and end on the day before the fifth (5th) anniversary of the commencement of the First Option Period.

(a) The Options shall be exercisable only by written notice from Tenant to Landlord given no later than twelve (12) months prior to the expiration of the Term as to the First Option Period and twelve (12) months prior to the expiration of the First Option Period as to the Second Option Period, time being of the essence.

(b) The Base Rent during the Option Periods shall be (i) as to the First Option Period ninety-five percent (95%) of the Fair Market Rental Value multiplied by the then Rentable Area of the Premises and (ii) as to the Second Option Period, one hundred percent (100%) of the Fair Market Rental Value multiplied by the then Rentable Area of the Premises. Tenant shall also continue to pay the Rent Adjustments as determined in accordance with the provisions of Article 4 hereof.

(c) Tenant may only exercise the option applicable to the Second Option Period if Tenant has previously exercised the option applicable to the First Option Period.

(d) Upon the valid exercise of the Options and at the request of either party hereto, Landlord and Tenant agree to enter into a written supplement to this Lease confirming the terms, conditions and provisions applicable to the Option Periods as determined in accordance with this Article 34. If Tenant does not exercise the Options strictly in accordance with this Article 34, the Options shall become null and void.

(e) Landlord shall advise Tenant, not less than six (6) months prior to the commencement of any Option Period, if Landlord believes the definition of Non-Controllable Common Area Charges or Non-Controllable Expenses respectively referenced in Schedules 3 and 5 attached hereto should be modified to incorporate additional categories of Non Controllable Common Area Charges or Non Controllable Expenses and identify such proposed additions (“Proposed Additions”). In the event Landlord and Tenant fail to agree on such additions within sixty (60) days thereafter, the parties shall submit the dispute to arbitration pursuant to the terms of Schedule 6(b), as modified to cause the arbitrators to either agree to include or exclude the Proposed Additions.

ARTICLE 36

CONTRACTION OPTIONS

36.01 Contraction Option. Tenant shall, provided this Lease is in full force and effect and, provided further, Tenant is not then in Default under the Lease, have the right (“First Contraction Option”), upon (i) not less than twelve (12) months’ prior written notice to Landlord (“First Contraction Notice”) and (ii) payment of the First Contraction Payment (as hereinafter defined), to reduce the size of the Premises by up to one (1) floor (“First Contraction Premises”) as of 11:59 A.M. on the last day of the sixtieth (60th) month subsequent to the Commencement Date (the “First Contraction Date”). The First Contraction Payment shall be paid to Landlord on the First Contraction Date. The First Contraction Payment shall be in an amount equal to the unamortized cost to Landlord, as of the First Contraction Date, of a prorata portion of (i) the Tenant Improvement Allowance (as defined in the Work Letter), including any amounts either applied to Rent or held in escrow for future improvements, both pursuant to the Work Letter, (ii) the Moving Allowance (as defined in the Work Letter), and (iii) leasing commissions incurred by Landlord on account of this Lease, items (i)-(iii) being amortized at nine percent (9%) per annum compounded from the date of this Lease to the First Contraction Date; plus an amount equal to four (4) month’s Base Rent and Rent Adjustments applicable to the First Contraction Premises, based upon the amount thereof applicable to the First Contraction Premises for the sixtieth month subsequent to the Commencement Date. Schedule 8 sets forth the calculation on a rentable square foot basis of that portion of the First Contraction Penalty attributable to the amortization of the Tenant Improvement Allowance, Moving Allowance, and lease commissions applicable to the First Contraction Premises. Landlord shall have the right, in its reasonable discretion, to approve the location of the First Contraction Premises if less than a full floor on the basis of marketability, which First Contraction Premises shall in all events be contiguous space. To the extent the First Contraction Premises is less than a full floor, and prior to the First Contraction Date Tenant occupied the entire floor on which the First Contraction Premises is located, the rentable square footage of that portion of the floor which contains the First Contraction Premises shall be recalculated on the basis of a multi-tenant floor (using a loss factor between usable and rentable of 1.1476). In addition to the First Contraction Payment, Tenant shall, to the extent the First Contraction Premises is less than a full floor and Tenant previously occupied such full floor prior to the First Contraction Date, pay to Landlord all reasonable costs incurred by Landlord to create a multi-tenant floor and demise that portion of the Premises remaining thereon from the balance of the floor.

If Tenant exercises the First Contraction Option, Rent for the First Contraction Premises shall be paid through and including the First Contraction Date (in addition to Tenant’s payment of the First Contraction Penalty). Tenant shall deliver the First Contraction Premises to Landlord on or before the First Contraction Date in accordance with the terms of this Lease in the same condition as if the First Contraction Date were the original date set forth in this Lease for expiration of the Term. The First Contraction Option shall automatically terminate and become null and void upon the earlier to occur of (A) the termination of Tenant’s right to possession of the Premises, or (B) the failure of Tenant to timely exercise the First Termination Option.

36.02 Second Contraction Option. Tenant shall, provided this Lease is in full force and effect and, provided further, Tenant is not then in Default under the Lease, have the right, at any time from and after the First Contraction Date but within the initial Term only (“Second Contraction Option”), upon not less than twelve (12) months’ prior written notice to Landlord (“Second Contraction Notice”), to reduce the size of the Premises by up to one (1) floor (“Second Contraction Premises”), which reduction shall be in addition to the rights of Tenant pursuant to the First Contraction Option. The Second Contraction Payment (as hereinafter defined) shall be paid to Landlord on the Second Contraction Date. The Second Contraction Payment shall be in an amount equal to the unamortized cost to Landlord, as of the Second Contraction Date, of a prorata portion of (i) the Tenant Improvement Allowance, including any amounts either applied to Rent or held in escrow for future improvements, both pursuant to the Work Letter, (ii) the Moving Allowance, and (iii) leasing commissions incurred by Landlord on account of this Lease, items (i)-(iii) being amortized at nine percent (9%) per annum compounded from the date of this Lease to the Second Contraction Date; plus an amount equal to four (4) months’ Base Rent and Rent Adjustments applicable to the Second Contraction Premises based upon the amount thereof applicable to the Second Contraction Premises for the month immediately prior to the Second Contraction Date. Schedule 13 sets forth the calculation on a rentable square foot basis of that portion of the Second Contraction Penalty attributable to the amortization of the Tenant Improvement Allowance, Moving Allowance, and lease commissions applicable to the Second Contraction Premises. Landlord shall have the right in its reasonable discretion to approve the location of the Second Contraction Premises, which Second Contraction Premises shall in all events be contiguous space if less than a full floor, such approval to be on the basis that the space is marketable. To the extent the Second Contraction Premises is less than a full floor and prior to the Second Contraction Date Tenant occupied the entire floor on which the Second Contraction Premises is located, the rentable square footage of that portion of the floor which contains the Second Contraction Premises shall be recalculated on the basis of a multi-tenant floor (using a loss factor between usage and rentable of 1.1476). In addition to the Second Contraction Payment, Tenant shall, to the extent the First Contraction Premises is less than a full floor and Tenant previously occupied such full floor prior to the Second Contraction Date, pay to

Landlord all reasonable costs incurred by Landlord to create a multi-tenant floor and demise that portion of the Premises remaining thereon from the balance of the floor.

If Tenant exercises the Second Contraction Option, Rent for the Second Contraction Premises shall be paid through and including the Second Contraction Date (in addition to Tenant’s payment of the Second Contraction Payment). Tenant shall deliver the Second Contraction Premises to Landlord on or before the Second Contraction Date in accordance with the terms of this Lease in the same condition as if the Second Contraction Date were the original date set forth in this Lease for expiration of the Term. The Second Contraction Option shall automatically terminate and become null and void upon the earlier to occur of (A) the termination of Tenant’s right to possession of the Premises, or (B) the failure of Tenant to exercise the Second Termination Option.

ARTICLE 37

EXCLUSIVITY

Landlord agrees that during the Term of the Lease, as the same may be extended, Landlord shall not (a) lease to or permit the occupancy of any space in the Building or Common Areas by any commercial or retail bank, savings and loan association, or credit union, (b) lease any ground floor or other retail space in the Building or Common Areas to securities brokerage firms, (c) lease to or permit the occupancy of any space in Building II or elsewhere on Parcel One for a retail bank facility with or without drive-thru service, or (d) lease or permit the occupancy of any space in or on the Building or Common Areas for any of the following uses (“Prohibited Uses”): use by any foreign, federal, state, county, municipal or other governmental entity or agency that either (1) regularly attracts to its premises large numbers of persons in the general public (e.g., without limitation, Immigration and Naturalization Service, Internal Revenue Service, Social Security Administration) or (2) creates security risks to Building tenants materially greater than risks caused by general office tenants (e.g., Bureau of Alcohol, Tobacco and Firearms, U.S. Marshall, Federal Bureau of Investigation). Notwithstanding the foregoing, Tenant acknowledges, as to the existing leases of other tenants of the Building (as listed on Schedule 14 attached hereto) other than McShane Construction Corp., Landlord has no ability to prohibit such existing tenants from conducting the activities prohibited by section (a) above within their respective existing premises (or other premises in the Building regarding which such existing tenants have an express right to occupy under their existing leases) and Landlord shall have no liability to Tenant if such use by such tenants shall occur.

ARTICLE 38

ROOF COMMUNICATIONS

38.01 Tenant and its permitted assignees or subtenants shall have the right, without charge, from time to time to locate communications equipment (including, without limitation, a satellite dish, antenna and/or microwave dish) on the roof of the

Building	in location(s) reasonably approved by Landlord (“Tenant Roof Communications Facilities”).

38.02 Tenant’s right to install the Tenant Roof Communications Facilities are subject to Landlord’s prior reasonable review and approval of plans and specifications and location applicable to the Tenant Roof Communications Facilities and Tenant obtaining all applicable governmental approvals with respect thereto.

38.03 Tenant’s operation of the Tenant Roof Communications Facilities shall be performed in such a manner as to not unreasonably interfere with telecommunication activities of other tenants in the Development, and Landlord shall from and after the date hereof (a) include in the leases of other tenants in the Development a provision to the effect that the other tenants in the Development shall not unreasonably interfere with the Tenant Roof Communications Facilities and (b) use commercially reasonable efforts to enforce such provisions.

38.04 Tenant agrees to hold Landlord harmless and to indemnify Landlord against any loss, cost or damage to the roof of the Building caused by installation, operation or removal of the Tenant Roof Communications Facilities and Landlord agrees to hold Tenant harmless and indemnify Tenant against any loss, cost or damage to Tenant’s Roof Communications Facilities caused by the negligent act or omission of Landlord.

38.05 Tenant shall insure the Tenant Roof Communications Facilities in form and substance reasonably acceptable to Landlord.

38.06 Tenant shall, at its sole cost and expense, maintain the Tenant Roof Communications Facilities throughout the Term.

38.07 Tenant shall, on or prior to the end of the Term, remove the Tenant Roof Communications Facilities and repair any damage to the roof occasioned by such removal.

38.08 Tenant acknowledges the Federal Aviation Administration restricts the maximum height of facilities above the roof of the Building. In addition, Tenant agrees, to the extent any of its telecommunications equipment to be located on the roof of the Building extends beyond the height of the parapet wall surrounding the roof, Tenant shall provide screening of such telecommunications equipment in form and substance reasonably acceptable to Landlord.

ARTICLE 39

PARKING

Landlord represents that parking is available in the Garage on Parcel One for all occupants of the Premises on the basis of 4.0 cars per 1,000 rentable square feet of the Premises, and such ratio of parking in the Garage shall be maintained throughout the Term of the Lease, including any extensions thereof, at no charge to Tenant or its employees, except as provided below in this Article 38. Landlord agrees, throughout the

Term of the Lease, including any extensions thereof, at no charge to Tenant or its employees, except as provided below in this Article 38. Landlord agrees, throughout the Term, including any extensions thereof, to provide to Tenant fifteen (15) reserved parking spaces in the Garage in locations designated by Landlord as shown on Exhibit M attached hereto (“Tenant Garage Reserved Parking”). During the initial Term, seven (7) of the parking spaces shall be provided by Landlord to Tenant without charge to Tenant and eight (8) parking spaces shall be at a cost to Tenant of Seventy Dollars ($70.00) per month, which payments shall be deemed to be additional rent hereunder. Tenant agrees to pay the cost of preparation by Landlord of reserved signage related to Tenant’s fifteen (15) reserved parking spaces and the five (5) reserved visitor spaces referenced below. Landlord shall provide to Tenant Tenant Garage Reserved Parking during any extension of the Term pursuant to Article 34 hereof, however, the cost to be paid by Tenant for the Tenant Garage Reserved Parking applicable to the Option Periods shall be determined as part of the determination of the Fair Market Rental Value applicable to such Option Periods. During the Term of the Lease, including any extensions thereof, Landlord shall provide five (5) reserved visitor spaces in a location reasonably approved by Tenant for Tenant’s customers at no additional charge to Tenant. Landlord covenants: (i) that at no time during the Term of the Lease, including any extension thereof, will more than ten percent (10%) of the total parking spaces in the Garage be allocated for reserved parking (including Tenant Garage Reserved Parking); (ii) that reserved parking (including Tenant Garage Reserved Parking) may not exceed fifty percent (50%) of the full sized parking spaces located on the ground floor of the Garage and may not exceed twenty percent (20%) of the full sized parking spaces located on any other floor of the Garage; (iii) at all times throughout the Term of the Lease before Building II is built, Landlord shall maintain a ratio of parking in the Garage on the basis of 3.5 cars per 1,000 rentable square feet of the Building; and (iv) at all times throughout the Term after Building II has been substantially completed, Landlord shall maintain a ratio of parking in the Garage on the basis of 3.2 cars per 1,000 rentable square feet, based upon the total rentable square feet of the Building and Building II. Landlord agrees that such locations may not be changed without first obtaining the consent of Tenant, which such consent shall not be unreasonably withheld or delayed. Tenant acknowledges that Landlord charges Tenant and other tenants a fee for reserved parking in the Garage (“Reserved Parking Premiums”). Tenant further acknowledges that Landlord has a right to retain all Reserved Parking Premiums and that Landlord has no obligation to (and Tenant has been advised that Landlord does not intend to) apply the Reserved Parking Premiums against Common Area Charges related to the Garage.

Landlord acknowledges that pursuant to the Grant of Easements, the patrons and employees of the owner of Lot 2 (as defined in the Grant of Easements) (the “Other Users”) are granted the right to park in the Garage. Notwithstanding such right, Landlord shall at all times during the Term make available to Tenant parking in the Garage on the basis of 4.0 cars per 1,000 rentable square feet of the Premises (the “Required Ratio”). In the event that at any time during the Term Tenant reasonably believes that Landlord has failed to provide the Required Ratio as a result of the Other Users’ use of the Garage, Tenant shall send Landlord notice of such fact, and Landlord shall take actions reasonably necessary to control the Other Users’ use of the Garage and maintain the Required Ratio for the benefit of Tenant.

ARTICLE 40

ATM

40.01 Tenant shall have the exclusive right to install an ATM machine (“ATM”) in the lobby of the Building in a location mutually agreeable to Tenant and Landlord. No other tenant may install an ATM in the Building, unless such ATM is located within such tenant’s premises and not available for use by the general public. In addition, in the event Landlord intends to locate an ATM anywhere on Parcel One outside of the Building, Landlord shall give Tenant not less than thirty (30) days’ notice of such intention, and Tenant shall have the right of first refusal to install an ATM in such location on such terms as Landlord has offered to any third party.

40.02 Tenant shall pay for the cost of installation of the ATM along with the cost of any dataline associated with the operation of the ATM.

40.03 Tenant shall insure the ATM in form and substance reasonably acceptable to Landlord.

40.04 Tenant agrees to hold Landlord harmless and to indemnify Landlord against any loss, cost or damage incurred by Landlord on account of Tenant’s ownership and operation of the ATM, including but not limited to, any third party claims related thereto.

40.05 On or prior to the termination of the Term, Tenant shall remove the ATM and repair any damage to the Building caused by such removal.

40.06 Tenant agrees to maintain any ATM installed by Tenant in good operating condition.

ARTICLE 41

SIGNAGE

41.01 Tenant shall have the exclusive right, at its sole cost and expense but without charge by Landlord, to place (a) one identification sign on the core wall flanking the entryway to the elevator lobby on the first floor of the Building, finally located pursuant to mutual agreement of Landlord and Tenant (the “Lobby Signage”), and (b) two (2) exterior illuminated signs along the roofline of the Building in the maximum size permitted by applicable ordinances, one on the south side of the Building in the approximate location identified on Schedule 9 attached hereto (“South Sign”) and the other on the north side of the Building in the approximate location identified on Schedule 10 attached hereto (“North Sign”) (together, the “Roof Signage”). Except as provided below in Sections 40.03, 40.04 and 40.13, Landlord agrees that no other party shall be entitled to place signs along the roofline of the Building or on any other portion of the exterior of the Building at any level.

41.02 Tenant’s right to install the Lobby Signage and the Roof Signage is subject to Landlord’s prior review and approval (which approval shall not be unreasonably withheld or delayed) of plans and specifications applicable to the Lobby Signage and/or the Roof Signage (“Signage Plans”) and Tenant’s obtaining all applicable governmental approvals with respect thereto. In the event Landlord fails to approve or disapprove of the Signage Plans on or before fifteen (15) days after receiving them, Tenant may deliver to Landlord a second request for approval (“Second Request”), and in the event Landlord fails to approve or disapprove the Signage Plans on or before three (3) business days after receipt of the Second Request, the Signage Plans shall be deemed approved. Tenant shall maintain the Lobby Signage and the Roof Signage. In the event after three (3) days’ notice from Landlord to Tenant of Tenant’s failure to maintain the Lobby Signage and/or the Roof Signage Tenant fails to maintain the Lobby Signage and/or the Roof Signage, Landlord shall have the right, but not the obligation, to maintain the Lobby Signage and/or the Roof Signage on behalf of Tenant. All funds expended on the Roof Signage by Landlord shall be reimbursed by Tenant to Landlord within five (5) business days of demand therefor.

41.03 In the event the Premises, at any time, constitutes less than eighty thousand (80,000) rentable square feet and Landlord notifies Tenant that Landlord desires to grant to another tenant of the Building, which then currently leases more rentable square feet than Tenant, Tenant’s right to install and utilize the South Sign, Tenant shall forever automatically relinquish the right to the South Sign and Tenant shall promptly remove same as though the Term had expired and Landlord shall then have the right to install or cause to be installed by such third party tenant the South Sign.

41.04 In the event the Premises, at any time, constitutes less than fifty-five thousand (55,000) rentable square feet and Landlord notifies Tenant that Landlord desires to grant to another tenant of the Building, which then currently leases more rentable square feet than Tenant, Tenant’s right to install and utilize the North Sign and Lobby Signage, Tenant shall forever automatically relinquish the right to the North Sign and Lobby Signage, and Tenant shall promptly remove same as though the Term had expired and Landlord shall then have the right to install or cause to be installed by such third party tenant the North Sign and/or Lobby Signage.

41.05 Tenant shall insure the Roof Signage in form and substance reasonably acceptable to Landlord.

41.06 Tenant shall, on or prior to the end of the Term, remove the Roof Signage and repair any damage occasioned by such removal.

41.07 Tenant agrees to hold Landlord harmless and to indemnify Landlord against any loss, cost or damage to the roof of the Building or to Landlord or the Building caused by installation, operation or removal of the Lobby Signage and/or Roof Signage.

41.08 The Roof Signage rights described in this Article 40 shall be assignable to a permitted assignee or subtenant who subleases substantially all of the Premises, provided that the assignee or subtenant must have its signage approved as provided in

Section 40.02 and such assignee or subtenant shall be of a character and reputation which in Landlord’s reasonable judgment would not adversely impact the marketability or value of the Building. In addition, Tenant shall have the right, subject to the limitations identified above, to sublease one (1) of its roof signs to any subtenant of Tenant occupying not less than fifty thousand (50,000) feet of the Premises.

41.09 In addition to the Roof Signage, Tenant shall have the right to the most prominent location on the existing monument sign at the Building’s entrance on Higgins Road and on all future monument signs located on Parcel One so long as Tenant remains the largest tenant in the Pointe O’Hare development, which includes the Building and a second office building which may hereafter be constructed on Parcel One (“Monument Signage”). Notwithstanding the foregoing, in the event Landlord erects Monument Signage on which only tenants of Building II are entitled to install inserts (the “Building II Monument Signage”), Tenant shall have no right to install an insert on the Building II Monument Signage. Tenant’s right to location on the Monument Signage shall, from time to time, be determined by Tenant’s relative size in terms of rentable square footage under lease with respect to the Development located on Parcel One. Landlord agrees to maintain the Monument Signage during the Term of the Lease and all extensions, but not Tenant’s insert thereon which shall be maintained by Tenant.

41.10 Tenant’s right to install an insert in the Monument Signage is subject to Landlord’s prior review and approval (which approval shall not be unreasonably withheld or delayed) of plans and specifications therefore and Tenant obtaining all applicable governmental approvals with respect thereto, if any. In the event Landlord fails to approve or disapprove such plans and specifications on or before fifteen (15) days after receiving them. Tenant may deliver to Landlord a second request for approval (“Second Request”), and in the event Landlord fails to approve or disapprove the plans and specifications on or before three (3) business days after receipt of the Second Request, such plans and specifications shall be deemed approved.

41.11 Tenant shall pay all costs applicable to its Monument Signage insert, including but not limited to, the cost of fabrication, installation and maintenance thereof.

41.12 Tenant shall, on or prior to the end of the Term, remove its Monument Signage insert and repair any damage occasioned by such removal.

41.13 Notwithstanding anything contained in this Lease to the contrary, Landlord shall be entitled to allow a tenant of the Building to install an illuminated exterior sign identifying such tenant, not to exceed in size one hundred (100) square feet, between the second and third floors on the west side of the Building (the “Eyebrow Sign”) provided Landlord first obtains Tenant’s approval of the Eyebrow Sign, as provided below. Tenant’s approval of the Eyebrow Sign shall not be unreasonably withheld, but it shall not be considered unreasonable for Tenant to withhold its approval of an Eyebrow Sign for a business or tenant that, in the reasonable judgment of Tenant, is of a character or is engaged in a business which would be deleterious to the reputation of Tenant. Landlord shall deliver to Tenant for Tenant’s approval (a) the name of the tenant and the name and description of the business operated by the tenant requesting consent to install the Eyebrow Sign, and (b) a rendering of the Eyebrow Sign, which rendering shall indicate the location, size, color and all other details of the Eyebrow Sign (a “Signage Approval Request”). In the event Tenant fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the Eyebrow Sign on or before ten (10) business days after receiving the Signage Approval Request, Landlord may deliver to Tenant a second request for approval (a “Second Request”), and in the event Tenant fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the Eyebrow Sign on or before three (3) business days after receiving the Second Request, the Eyebrow Sign shall be deemed approved. In no event shall Tenant be liable for damages to Landlord if it is determined by a judicial or other proceeding that Tenant acted unreasonably in disapproving a Signage Approval Request, and Landlord’s sole remedy in such event shall be the ability to proceed with the Eyebrow Sign.

41.14 In the event that at any time during the Term an Eyebrow Sign is installed on the Building as provided above in Section 40.13, then Tenant shall be entitled to install, at its sole cost and expense an exterior illuminated sign not to exceed in size four hundred (400) square feet along the roofline of the Building on the west side of the Building in a location reasonably approved by Landlord (“West Sign”). Tenant’s right to install the West Sign is subject to Landlord’s prior review and approval (which approval shall not be unreasonably withheld or delayed) of plans and specifications applicable to the West Sign (“West Signage Plans”) and Tenant’s obtaining all applicable governmental approvals with respect thereto. In the event Landlord fails to approve or disapprove of the West Signage Plans on or before fifteen (15) days after receiving them, Tenant may deliver to Landlord a Second Request, and in the event Landlord fails to approve or disapprove the West Signage Plans on or before three (3) business days after receipt of the Second Request, the West Signage Plans shall be deemed approved. Tenant shall maintain the West Sign. In the event after three (3) days’ notice from Landlord to Tenant of Tenant’s failure to maintain the West Sign Tenant fails to maintain the West Sign, Landlord shall have the right, but not the obligation, to maintain the West Sign on behalf of Tenant. All funds expended on the West Sign by Landlord shall be reimbursed by Tenant to Landlord within five (5) business days of demand therefor. Notwithstanding anything to the contrary contained herein, if at any time during the Term after Tenant installs the West Sign, the Eyebrow Sign is permanently removed from the Building for any reason (including but not limited to Tenant’s request that it be removed as provided in Section 40.15 below), then Landlord at its option may request that Tenant remove the West Sign, and Tenant shall, at its sole cost and expense, remove the West Sign on or before thirty (30) days after receiving Landlord’s request. To the extent Tenant elects to install the West Sign, the provisions of Sections 40.05, 40.06 and 40.07 shall be applicable to the West Sign.

41.15 In the event that at any time during the Term Tenant approves an Eyebrow Sign as provided in Section 40.13 above, and subsequent to granting such approval Tenant determines, in its reasonable judgment, that the tenant whose business is described on the Eyebrow Sign (the “Sign Party”) is of a character or is engaged in a business which would be deleterious to the reputation of Tenant, then Tenant shall have the right to require Landlord to remove the Eyebrow Sign by sending Landlord a notice that explains Tenant’s reasons for requiring such removal (the “Removal Notice”). On or before thirty (30) days after receiving the Removal Notice, Landlord shall either (a) remove the Eyebrow Sign at Landlord’s sole cost and expense, or (b) require arbitration on the sole issue of whether Tenant’s judgment regarding the Sign Party is reasonable. In the event Landlord elects option (b), then on or before thirty (30) days after Landlord so elects, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one and the third shall be appointed by the two chosen arbitrators. The arbitration shall be governed by the United States Arbitration Act 9 U.S.C. Section 1-16. In the event the arbitrators determine that Tenant’s judgment regarding the Sign Party is reasonable, then on or before thirty (30) days after such determination, Landlord shall remove the Eyebrow Sign at its sole cost and expense. In the event that the arbitrators determine that Tenant’s judgment regarding the Sign Party is not reasonable, then the Eyebrow Sign shall remain in place, but in such event, Tenant shall not be liable to Landlord for any damages. Notwithstanding the foregoing, the party against whom a majority of the arbitrators decide shall pay the cost of the arbitration.

ARTICLE 42

TENANT REGULATORY APPROVAL

[Intentionally Deleted]

ARTICLE 43

EXCULPATORY PROVISIONS

It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Building, the Land and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord (or default through, under or by any of its agents), Tenant shall look solely to the interests of Landlord in the Building and Land; that neither Landlord nor any of Landlord’s officers, agents, shareholders or employees shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

ARTICLE 44

This Lease may be executed in one or more counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:

ORIX O’HARE II, INC., an Illinois corporation

By:	/S/ JAMES H. PURINTON
President

TENANT:

COLE TAYLOR BANK, an Illinois banking corporation

By:	/S/ BRUCE TAYLOR
President

The following Exhibits and Schedules to the Pointe O’Hare Office Lease have been omitted. The Company agrees to supplementally furnish these Exhibits and Schedules to the Securities and Exchange Commission upon request.

Exhibit A	General Plan for the Development
Exhibit B	Legal Descriptions For Parcels Constituting Development
Exhibit C	Floor Plan of Premises
Exhibit D	Work Letter
Exhibit E	Rules & Regulations
Exhibit F	Declaration of Lease Commencement
Exhibit G	Janitorial Specifications
Exhibit H	Provisions Regarding Scaffolding
Exhibit I	Form of Subordination Non-Disturbance Agreement
Exhibit J	Form of Estoppel Certificate
Exhibit K	List of Environmental Assessments
Exhibit L	Building Amenities
Exhibit M	Location of Tenant Reserved Parking Spaces
Schedule 1	Outline Building Plans
Schedule 2	Excluded Common Area Charges
Schedule 3	Non-Controllable Charges
Schedule 4	Expense Exclusions
Schedule 5	Non-Controllable Expenses
Schedule 6	Fair Market Rental Value
Schedule 7	Existing Tenants Rights
Schedule 8	Calculation of Amortized Costs Related to First Contraction Option
Schedule 9	South Sign Location
Schedule 10	North Sign Location
Schedule 11	Schedule of Tenant Repair Hours
Schedule 12	Base Building Conditions Applicable to Second Expansion Option Space
Schedule 13	Calculation of Amortized Costs Related to Second Contraction Option
Schedule 14	List of Existing Tenants in Building